                                                                  EXHIBIT (c)(5)


                                                                     PS#  000690

[CB RICHARD ELLIS LOGO]

                               COMPLETE APPRAISAL

                              SELF-CONTAINED REPORT

                                       OF

                           COVINGTON POINTE APARTMENTS
                           5330 Bent Tree Forest Drive
                       Dallas, Dallas County, Texas 75248
                          CBREI File No. 03-361-HO 9196

                                  DATE OF VALUE

                                  May 20, 2003

                                  PREPARED FOR

                             Fannie Mae Underwriter
                    KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                          127 Public Square, 8th Floor
                           Cleveland, Ohio 44114-1306

                                   PREPARED BY

                             CB RICHARD ELLIS, INC.
                          VALUATION & ADVISORY SERVICES
                              Three Lincoln Centre
                                5430 LBJ Freeway
                                   Suite 1100
                              Dallas, Texas, 75240

VALUATION AND ADVISORY SERVICES                     [CB RICHARD ELLIS LOGO]

                                                    CB Richard Ellis, Inc.

                                                    5430 LBJ Freeway, Suite 1100
                                                    Dallas, TX 75240
                                                    972 458 4919 Tel
                                                    972 702 8315 Fax
                                                    www.tlenamon@cbre.com

                                                    TONY LENAMON
                                                    Senior Real Estate Analyst

May 29, 2003

Fannie Mae Underwriter
KEYCORP REAL ESTATE CAPITAL MARKETS
127 Public Square, 8th Floor
Cleveland, Ohio 44114

RE:   Appraisal of Covington Pointe Apartments
      5330 Bent Tree Forest Drive
      Dallas, Dallas County, Texas
      CBREI File No. 03-361-HO-9196

Dear Fannie Mae Underwriter:

At your request and authorization, CB Richard Ellis, Inc. has prepared a Complete Appraisal presented in a Self-Contained Appraisal Report of the market value in the referenced real property.

The subject is a 180-unit garden-style apartment property built in 1982 and situated on a 7.99-acre site in Dallas, Dallas County, Texas. Currently the property is 96% occupied. The subject is more fully described, legally and physically within the enclosed report.

Data, information and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of and inseparable from this letter.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

                             MARKET VALUE CONCLUSION

APPRAISAL PREMISE                                   INTEREST APPRAISED           DATE OF VALUE             VALUE CONCLUSION
-----------------                                   ------------------           -------------             ----------------
AS IS                                                   FEE SIMPLE                MAY 23, 2003                $10,400,000

COMPILED BY: CB RICHARD ELLIS, INC.

The following appraisal sets forth the most pertinent data gathered, the techniques employed and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed

FNMA Underwriter
May 29, 2003
Page 2

based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations, FNMA DUS underwriting guidelines and KeyCorp Real Estate Capital Markets, Inc.'s appraisal standards.

The report is for the sole use of the client; however, the client may provide only complete, final copies of the appraisal report in its entirety (but not component parts) to third parties who shall review such reports in connection with loan underwriting or securitization efforts. The appraiser is not required to explain or testify as to appraisal results other than to respond to the client for routine and customary questions. Please note that our consent to allow an appraisal report prepared by CB Richard Ellis, Inc. or portions of such report, to become part of or be referenced in any public offering, the granting of such consent will be at our sole discretion and, if given, will be on condition that we will be provided with an Indemnification Agreement and/or Non-Reliance letter, in a form and content satisfactory to us, by a party satisfactory to us. We do consent to your submission of the reports to rating agencies, loan participants or your auditors in its entirety (but not component parts) without the need to provide us with an Indemnification Agreement and/or Non-Reliance letter.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Richard Ellis, Inc. can be of further service, please contact us.

FNMA Underwriter
May 29, 2003
Page 3

Respectfully submitted,

CB RICHARD ELLIS, INC.
VALUATION & ADVISORY SERVICES

/s/ Tony Lenamon                                 /s/ Julius Blatt
-------------------------------                  -------------------------------
Tony Lenamon                                     Julius Blatt, MAI
Senior Real Estate Analyst                       Managing Director
TX Certification # TX-1325127-G                  TX Certification # TX-1320703-G

Phone: 972.458.4906                              Phone: 972.458.4919
Fax:   972.702.7315                              Fax:   972.702.7315
Email: tlenamon@cbre.com                         Email: jblatt@cbre.com

Covington Pointe Apartments                       CERTIFICATION OF THE APPRAISAL

                         CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and is our personal, impartial and unbiased professional analyses, opinions and conclusions.

3. We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.

4. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation or the approval of a loan.

7. Our analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, as well as the requirements of the State of Texas relating to review by its duly authorized representatives. This report also conforms to the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA).

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. Julius Blatt, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

10. Tony Lenamon has made a personal inspection of the property that is the subject of this report.

11. Matthew Killen provided significant real property appraisal assistance to the persons signing this report.

12. Tony Lenamon and Julius Blatt, MAI have extensive experience in the appraisal/review of similar property types.

13. Tony Lenamon and Julius Blatt, MAI are certified in the state where the subject is located.

Covington Pointe Apartments                       CERTIFICATION OF THE APPRAISAL

14. Valuation & Advisory Services operates as an independent economic entity within CB Richard Ellis, Inc. Although employees of other CB Richard Ellis, Inc. divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy are maintained at all times with regard to this assignment without conflict of interest.

/s/ Tony Lenamon                                 /s/ Julius Blatt
-------------------------------                  -------------------------------
Tony Lenamon                                     Julius Blatt, MAI
Senior Real Estate Analyst                       Managing Director
TX Certification # TX-1325127-G                  TX Certification # TX-1320703-G

Phone: 972.458.4906                              Phone: 972.458.4919
Fax:   972.702.7315                              Fax:   972.702.7315
Email: tlenamon@cbre.com                         Email: jblatt@cbre.com

Covington Pointe Apartments                                  SUBJECT PHOTOGRAPHS

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                          VIEW OF THE SUBJECT ENTERANCE

                                    [PICTURE]

                      TYPICAL VIEW OF THE SUBJECT EXTERIOR

Covington Pointe Apartments                             SUMMARY OF SALIENT FACTS

                            SUMMARY OF SALIENT FACTS

PROPERTY NAME                                         Covington Point Apartments
LOCATION                                              5330 Bent Tree Forest Drive, Dallas, Texas

ASSESSOR'S PARCEL NUMBER                              818545000000
HIGHEST AND BEST USE
 As Though Vacant                                     Apartment
 As Improved                                          Apartment
PROPERTY RIGHTS APPRAISED                             Fee Simple
LAND AREA                                             7.99 AC                                              347,979 SF
IMPROVEMENTS
 Number of Buildings                                  11
 Number of Stories                                    3
 Gross Building Area                                  190,901 SF
 Net Rentable Area                                    187,158 SF
 Number of Units                                      180
 Average Unit Size                                    1,040 SF
 Year Built                                           1982
 Condition                                            Average
ESTIMATED EXPOSURE TIME                               12 Months
FINANCIAL INDICATORS
 Current Overall Occupancy                            96.1%
 Stabilized Overall Occupancy                         92.0%
 Overall Capitalization Rate                          8.00%

                                                                                   TOTAL                    PER UNIT
PRO FORMA OPERATING DATA                                                        -----------                 --------
Effective Gross Income                                                          $1,600,498                  $ 8,892
Operating Expenses                                                              $  767,321                  $ 4,263
Expense Ratio                                                                        47.94%
Net Operating Income                                                            $  833,177                  $ 4,629

                                                                                   Total                    Per Unit
VALUATION                                                                       -----------                 --------
Sales Comparison Approach                                                       $10,300,000                 $ 57,222
Income Capitalization Approach                                                  $10,410,000                 $ 57,833

Insurable Value                                                                 $12,220,000                 $ 67,889

                             CONCLUDED MARKET VALUE

APPRAISAL PREMISE                               INTEREST APPRAISED              DATE OF VALUE                  VALUE
-----------------                               ------------------              -------------               -----------
AS IS                                               FEE SIMPLE                   MAY 23, 2003               $10,400,000

Compiled by: CB Richard Ellis, Inc.

Special Assumptions

Covington Pointe Apartments                             SUMMARY OF SALIENT FACTS

None noted.

Covington Pointe Apartments                                    TABLE OF CONTENTS

                                TABLE OF CONTENTS

CERTIFICATION OF THE APPRAISAL..........................................................................       i

SUBJECT PHOTOGRAPHS.....................................................................................     iii

SUMMARY OF SALIENT FACTS................................................................................      iv

TABLE OF CONTENTS.......................................................................................      vi

INTRODUCTION............................................................................................       1

AREA ANALYSIS...........................................................................................       5

NEIGHBORHOOD ANALYSIS...................................................................................      13

MARKET ANALYSIS.........................................................................................      17

SITE ANALYSIS...........................................................................................      26

IMPROVEMENT ANALYSIS....................................................................................      30

ZONING..................................................................................................      36

TAX AND ASSESSMENT DATA.................................................................................      37

HIGHEST AND BEST USE....................................................................................      39

APPRAISAL METHODOLOGY...................................................................................      41

INSURABLE VALUE.........................................................................................      42

SALES COMPARISON APPROACH...............................................................................      43

INCOME CAPITALIZATION APPROACH..........................................................................      51

RECONCILIATION OF VALUE.................................................................................      75

ASSUMPTIONS AND LIMITING CONDITIONS.....................................................................      77

ADDENDA
A Glossary of Terms

B Additional Photographs

C Improved Comparable Sales

D Rent Comparables

E Legal Description

F Aerial Photograph

G Engagement Letter

H KRECM Supplemental Appraisal Information

I FNMA Form 1050 - Appraisal Report -Residential Income Property

J Qualifications

COVINGTON POINTE APARTMENTS                                         INTRODUCTION

                                  INTRODUCTION

PROPERTY IDENTIFICATION

The subject's street address is 5330 Bent Tree Forest Drive, Dallas, Dallas County, Texas.

OWNERSHIP AND PROPERTY HISTORY

Title to the property is currently vested in the name of Davidson Ire Associates, which acquired title to the property on October 8, 1993, as improved, for an unknown amount, as recorded in Volume 93196, Page 2474 of the Dallas County Deed Records. To our knowledge, there has been no ownership transfer of the property during the previous three years. As of the date of value, the subject is not being marketed for sale.

DATE OF INSPECTION

The subject was inspected on May 23, 2003.

DATE OF VALUE

The date of value is as follows:

                                  May 23, 2003

DATE OF REPORT

The date of report is the date indicated on the letter of transmittal.

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject property. The current economic definition agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.    buyer and seller are typically motivated;

2. both parties are well informed or well advised, and acting in what they consider their own best interests;

3.    a reasonable time is allowed for exposure in the open market;

4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

Covington Pointe Apartments                                         INTRODUCTION

5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale(1)

PREMISE OF THE APPRAISAL

The premise of this appraisal valuation is "as is" on the date of value.

TERMS AND DEFINITIONS

The Glossary of Terms in the Addenda provides definitions for terms that are, and may be used in this appraisal.

INTENDED USE AND USER OF REPORT

This appraisal is to be used for internal decision making purposes by the client, KeyCorp Real Estate Capital Markets, Inc.

PROPERTY RIGHTS APPRAISED

The interest appraised represents the fee simple estate.

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the purpose of the appraisal and its intended use, as previously outlined.

CB Richard Ellis, Inc. completed the following steps for this assignment:

1. physically identified and inspected both the interior and exterior of the subject property, as well as its surrounding environs; identified and considered those characteristics that may have a legal, economic or physical impact on the subject;

2. physically inspected the micro and/or macro market environments with respect to physical and economic factors relevant to the valuation process; expanded this knowledge through interviews with regional and/or local market participants, available published data and other various resources;

3. conducted regional and/or local research with respect to applicable tax data, zoning requirements, flood zone status, demographics, income and expense data, and comparable listing, sale and rental information;

4. analyzed the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each applicable approach to value;

5. correlated and reconciled the results into a reasonable and defensible value conclusion, as defined herein; and

----------
(1) Appraisal Standards Board of The Appraisal Foundation, Uniform Standards of Professional Appraisal Practice, 2002 ed. (Washington, DC: The Appraisal Foundation, 2002), 219; Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), 222-223. This definition is also compatible with the OTS, OCC, RTC, FDIC, FRS and NCUA definitions of market value.

Covington Pointe Apartments                                         INTRODUCTION

6. estimated a reasonable exposure time and marketing time associated with the value estimate presented

To develop the opinion of value, CB Richard Ellis, Inc. performed a Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice (USPAP). This means that no departures from Standard 1 were invoked. In this Complete Appraisal, CB Richard Ellis, Inc. used all appropriate approaches to value. Furthermore, the value conclusion reflects all known information about the subject, market conditions, and available data.

This appraisal of the subject has been presented in the form of a Self-Contained Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(a) of the USPAP. That is, this report incorporates, to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. This report also includes thorough descriptions of the subject and the market for the property type.

SPECIAL APPRAISAL INSTRUCTIONS

There have been no special appraisal instructions for this assignment.

EXPOSURE TIME

An estimate of exposure time is not intended to be a prediction of a date of sale or a simple one-line statement. Instead, it is an integral part of the appraisal analysis and is based on one or more of the following:

      -     statistical information about days on the market

      -     information gathered through sales verification

      -     interviews of market participants

The reasonable exposure period is a function of price, time and use. It is not an isolated estimate of time alone. Exposure time is different for various types of real estate and under various market conditions.

Exposure time is the estimated length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective estimate based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable marketing effort. Exposure time is therefore interrelated with appraisal conclusion of value.

In consideration of these factors, we have analyzed the following:

      - exposure periods of comparable sales revealed during the course of this appraisal;

      -     the CB Richard Ellis, Inc. National Investor Survey; and

      -     knowledgeable real estate professionals

Covington Pointe Apartments                                         INTRODUCTION

The following table presents the information derived from these sources:

                            EXPOSURE TIME INFORMATION

                                                                      Exposure Time  (Months)
Investment Type                                                           Range      Average
---------------                                                       -------------  --------
Comparable Sales Data                                                  3.0 -  9.0       6.0
Apartments
  Class A                                                              2.0 -  9.0       5.6
  Class B                                                              6.0 - 12.0       7.0
  Class C                                                              6.0 - 18.0      10.5
Local Market Professionals                                             6.0 - 12.0       9.0

Source: CB Richard Ellis, Inc. National Investor Survey

Based on the foregoing analysis, an exposure time of 9 months is reasonable, defensible, and appropriate. CB Richard Ellis, Inc. assumes the subject would have been competitively priced and aggressively promoted regionally.

MARKETING TIME

Marketing time is the period a prospective investor would forecast to sell the subject property immediately after the date of value, at the value estimated. The marketing time is an estimate of the number of months it will require to sell the subject from the date of value, into the future. The anticipated marketing time is essentially a measure of the perceived level of risk associated with the marketability, or liquidity, of the subject property. The marketing time estimate is based on the data used in estimating the reasonable exposure time, in addition to an analysis of the anticipated changes in market conditions following the date of appraisal.

The future price for the subject (at the end of the marketing time) may or may not equal the appraisal estimate. The future price depends on unpredictable changes in the physical real estate, demographic and economic trends, real estate markets in general, supply/demand characteristics for the property type and many other factors.

Based on the premise that present market conditions are the best indicators of future performance, a prudent investor will forecast that, under the conditions described above, the subject will require a marketing time of 9 months.

Covington Pointe Apartments                                        AREA ANALYSIS

                                  AREA ANALYSIS

                                     [MAP]

LOCATION

The subject is located in the city of Dallas, Dallas County, in state of Texas. Dallas County is located in the north central portion of the state.

The Dallas Primary Metropolitan Statistical Area (PMSA) consists of Collin, Dallas, Denton, Ellis, Henderson, Hunt, Kaufman and Rockwall counties. The Fort Worth PMSA includes Tarrant, Hood, Johnson and Parker counties. Combined the Dallas PMSA and the Fort Worth PMSA form the Dallas-Fort Worth Consolidated Metropolitan Statistical Area (CMSA) which is locally referred to as "The Metroplex."

The Metroplex is approximately 290 miles north of the Gulf of Mexico, 165 miles west of the Louisiana state border, 80 miles south of the Oklahoma state border, and 350 miles east of the New Mexico state border.

POPULATION

The Metroplex reported 5.2 million residents in the 2000 Census, making it the largest metropolitan area in Texas, the ninth largest metropolitan area in the United States and larger than 31 states. Historical and forecast population statistics for area summarized as follows:

Covington Pointe Apartments                                        AREA ANALYSIS

                           AREA POPULATION STATISTICS

                                                                         Annual %                Annual %
Area                                     1985         1995                Change       1997       Change
----                                   -------       -------             --------    -------     --------
City of Dallas                         345,496       465,622               3.0%      512,000       4.9%
Dallas County                          419,593       576,407               3.2%      663,022       7.3%
Dallas MSA                             585,051       847,227               3.8%      993,845       8.3%

Source: Texas State Comptroller

Claritas forecasts Metroplex population to increase to over 6,057,050 by 2007.

Dallas/Fort Worth offers the largest number of college and high school educated residents of any metropolitan area in Texas and among the highest in the nation. According to the 2000 United States Census, 2.6 million residents in the Metroplex hold high school diplomas and more than 920,000 have completed at least four years of college.

TRANSPORTATION

D/FW's central United States location is equally close to North America's five largest business centers: New York, Chicago, Los Angeles, Mexico City and Toronto. The area is a major hub for air and ground transportation.

The Dallas area is considered one of the most cost efficient shipping and distribution centers in the world.

      - The direct flight time from DFW to nearly any city in the continental United States takes four hours or less

      -     Intersected by six interstate highways

      -     Served by five major rail carriers

      - Most major motor carriers operate terminals in Dallas/Fort Worth. The area has more than 500 motor carriers overall

      -     Nearly 100 freight forwarders offer a variety of services

      - An estimated 98 percent of the U.S. population can be reached from the Dallas area within 48 hours by truck

Covington Pointe Apartments                                        AREA ANALYSIS

Surface access to and within the Metroplex is provided via a number of major freeways and interstate highways. The Dallas/Fort Worth Metroplex is located at the hub of four interstate highways. Interstate 35 (I-35) and Interstate 45 (I-45) provide north-south access, while Interstate 20 (I-20) and Interstate 30 (I-30) provide east-west access. Two outer loops, Interstate 635 (I-635) in Dallas and Interstate 820 (I-820) in Fort Worth, surround the respective cities. State Highway 190, now completed between Interstate 35-E and State Highway 78 provides an additional outer freeway loop surrounding the Dallas area. Typical of large metropolitan area freeway systems, Metroplex freeways are generally congested during peak traffic hours but flow freely during most other periods.

Dallas/Fort Worth International Airport is the world's third busiest airport, with approximately 2,150 daily flights to nearly 210 worldwide destinations. Over 55 million passengers traveled through the airport in 2001. D/FW offers non-stop passenger service to 36 international destinations.

D/FW is the largest inland port in the nation, handling more than 998 thousand U.S. tons of cargo in 2000. A 250-acre Foreign Trade Zone (FTZ) is located at D/FW, which is the largest non-border, non-water customs district in the U.S. The FTZ permits goods partially assembled in other countries to be shipped to D/FW, additional assembly performed and then shipped outside the United States without having paid a duty. The FTZ is located on a portion of the airport's land under a long-term lease agreement.

The Capital Development program at D/FW International will invest $2.6 billion into the Airport's infrastructure over a five-year time frame.

General aviation requirements are adequately met by three Dallas County airports (Love Field, near downtown Dallas; Addison Airport, in far north Dallas County; and Red Bird Municipal Airport in Oak Cliff). Love Field is the home base for Southwest Airlines, which provides commuter air service to every major city in Texas, as well as most major cities in the southwestern United States.

This 1,000-acre airport serves general scheduled and non-scheduled commercial and military aircraft and is an essential link in the regional and national system of airports. Southwest Airlines is the primary carrier at Love Field. The airport's location in close proximity to the Dallas CBD has been critical to its market acceptance. Love Field Airport is a full-service, general aviation facility owned and operated by the City of Dallas. It serves as the headquarters for Southwest Airlines. Prior to 1974, this airport had served as the primary carrier to the City of Dallas. However, the City, in cooperation with the City of Fort Worth, built the Dallas/Fort Worth International Airport, located between these two cities. In order to protect and promote the success of this airport, Fort Worth closed their airport and Dallas' Love Field was restricted in use through the Wright Amendment, which became federal law in 1979. This amendment restricts any airline carrier, with planes having 56 seats or more, to travel within Texas or to the four adjacent states as well as Mississippi and Kansas. Any other flights are required to use Dallas/Fort Worth International Airport.

Covington Pointe Apartments                                        AREA ANALYSIS

Nearby Fort Worth has two public airports, Meacham Field and Spinks Field, as well as numerous private fields. The newest airport is the 700-acre Alliance Airport in far northeast Tarrant County. This project, developed by the Perot Group and the City of Fort Worth, is dedicated to industrial development and is complimented by the 1,800 acre Alliance Center business park. Planes can taxi directly from the airport's two runways the loading sites within the industrial parks. The U.S. Customs Service operates an on-site facility for international cargo. Aviation companies currently operating at Alliance Airport include, but are not limited to, American Airlines, Federal Aviation Administration, Federal Express, Rolls Royce and the United States Drug Enforcement Agency.

Dallas is a principal trucking and freight distribution center with more than 120 trucking companies. Approximately 98 percent of the continental United States population can be served within two days truck transit time.

GOVERNMENT

Each incorporated city within the region has its own zoning ordinances and building codes. Virtually all-major cities have a comprehensive zoning plan and building code that provides specific guidelines for development of all types of properties and is considered to have had a positive effect on the development of the region.

EMPLOYMENT

The economic diversification of the larger Dallas area is one of the most significant assets. Diversification supports resistance to sharp economic recessions and allows quick responsiveness in periods of expansion.

The Metroplex claims 25 percent of the state's population, 28 percent of the labor force, 29 percent of all wage and salary jobs and produces 33 percent of the states total product, as measured by Gross Domestic Product.

Dallas has one of the most diverse economies in the nation, reporting between 5 and 39 percent of the workforce in each of the major industrial sectors except mining, which has less than 1 percent.

The Dallas MSA employment statistics follow:

Covington Pointe Apartments                                        AREA ANALYSIS

                           AREA EMPLOYMENT STATISTICS

                                                                      % of                    % of
Industry                                               Dec-01         Total        Dec-02     Total
--------                                             ---------       ------       ---------  -------
Mining                                                   9,200         0.46%          9,200    0.46%
Construction                                           104,400         5.23%        104,000    5.23%
Manufacturing - Durable                                158,000         7.92%        152,300    7.66%
Manufacturing - Nondurable                              74,700         3.75%         75,000    3.77%
Transportation, Communications & Utilities             140,500         7.04%        138,300    6.95%
Wholesale Trade                                        149,500         7.50%        144,200    7.25%
Retail Trade                                           351,200        17.61%        353,000   17.74%
Finance, Insurance & Real Estate                       157,300         7.89%        156,900    7.89%
Services & Miscellaneous                               619,600        31.06%        620,900   31.21%
Federal Government                                      32,000         1.60%         33,000    1.66%
State Government                                       198,200         9.94%        202,600   10.18%
                                                     ---------       ------       ---------  ------
Total Non-agricultural Employment                    1,994,600       100.00%      1,989,400  100.00%
                                                     ---------       ------       ---------  ------
Total Civilian Labor Force                           2,025,300                    2,049,000
Total Employment                                     1,905,700        94.09%      1,924,200   93.91%
Total Unemployment                                     119,600         5.91%        124,800    6.09%
                                                     ---------       ------       ---------  ------

Source: Bureau of Labor Statistics

RETAIL SALES

The following chart provides a summary of the annual retail sales for the area.

Covington Pointe Apartments                                        AREA ANALYSIS

                          AREA RETAIL SALES STATISTICS

                                                              Total Sales ($000's)                    Annual %      Change
                                                                                                       1989 -       1995 -
Area                                              1989                1995                2001          1995         2001
----                                           ----------          ----------          ----------     --------      ------
Dallas                                         10,400,677          14,886,355          18,236,951       6.16%        3.44%
Collin County                                   1,870,376           3,480,153           8,401,838      10.90%       15.82%
Dallas County                                  19,632,335          31,589,091          39,574,413       8.25%        3.83%
Denton County                                   1,353,990           2,662,269           4,705,463      11.93%        9.96%
Ellis County                                      392,299             531,336             934,551       5.19%        9.87%
Henderson County                                  298,513             448,551             596,564       7.02%        4.87%
Hunt County                                       364,594             475,384             745,885       4.52%        7.80%
Kaufman County                                    262,251             469,796             826,987      10.20%        9.88%
Rockwall County                                   162,586             234,265             642,847       6.28%       18.32%
Dallas PMSA                                    24,311,943          39,890,844          56,428,548       8.60%        5.95%
Fort Worth-Arlington PMSA                      12,341,266          16,764,803          25,156,631       5.24%        7.00%

Dallas -Fort Worth CMSA                        36,653,209          56,655,647          81,585,179       7.53%        6.27%

Source: Texas State Comptroller

ECONOMIC BASE

Dallas' central U.S. location is equally close to North America's five largest business centers, New York, Chicago, Los Angeles, Mexico City and Toronto. Seventeen Fortune 500 Corporate Headquarters are located in the region. Major corporate headquarters in the Metroplex include but are not limited to AMR, Burlington Northern Santa Fe, Electronic Data Systems (EDS), ExxonMobil, GTE, J.C. Penney, Kimberly-Clark, Southwest Airlines, Tandy and Texas Instruments.

Dallas is home to one of the twelve regional Federal Reserve banks in the Federal Reserve System. The Federal Reserve Bank of Dallas plays a key role in maintaining the economic vitality and financial stability of the region. The financial sector businesses offer short-term real estate financing, mortgage banking, credit card services, and brokerage, insurance, banking and venture capital services.

International trade is facilitated by the services of 30 foreign consulates and six foreign banks. DFW has more than 160 international organizations that offer business, cultural and educational programming. There are 26 sister city programs in the region.

Dallas ranks second and Fort Worth fifth as the best places for entrepreneurs in 2002. Dallas was named the number one labor market in the country in 2001 by Site Selection a corporate relocation magazine.

Dallas is known nationwide for its innovative and state of the art health care facilities. Dallas is an international center for burns and trauma care and is the leading transplant center in the Southwest.

Covington Pointe Apartments                                        AREA ANALYSIS

Dallas is a leading medical center with 50 hospitals, over 12,500 beds and over 5,500 physicians practicing a total of 72 specialties. According to a 2002 study by US News and World Report, two of the nation's top rated hospitals (Parkland Memorial Hospital and Baylor University Medical Center) are located in Dallas. Parkland is the largest single site baby delivery facility in the nation.

The region is regarded as one of the nation's premier centers for telecommunications and technology. The Telecom Corridor also referred to, as "the 190 Technology Corridor" is an area of high tech development. The 190 Technology Corridor includes much of south and east Plano and northern and eastern portions of Richardson. Ericsson, Nortel and Texas Instruments all operate multiple facilities in this area. The region's high-tech industry features significant concentrations of telecommunications, semiconductors, computers and electronics, software, biotechnology and biomedical related firms. The 190 Technology Corridor is one of the largest concentrations of telecommunications firms in the United States. The recent decline of this industry has adversely effected occupancy levels and rental rates office and industrial properties in that area.

Dallas Market Center (DMC), the world first and largest wholesale merchandise market is comprised of six buildings containing 6.9 million square feet and attracts more than 130,000 retail buyers to 50 markets annually. An estimated $7.5 billion of wholesale transactions a re conducted within the DMC complex annually.

Dallas is one of the most popular convention cities in the United States. Visitors have over 60,000 hotel rooms in the area to choose from with a wide variety of lodging options. More than 100,000 jobs in Dallas County are directly related to the hospitality industry.

The Dallas Convention Center recently completed a major expansion program, adding 225,000 square feet of new exhibition space. The enlarged Convention Center contains over 1,019,000 square feet of exhibition area making it the largest facility of its kind in the state.

The major employers in the Dallas/Fort Worth area are as follows:

Covington Pointe Apartments                                        AREA ANALYSIS

                                 MAJOR EMPLOYERS

                                                                               # of
Rank   Company                                                               Employees
----   -------                                                               ---------
 1     AMR                                                                     35,000
 2     Raytheon                                                                18,500
 3     Southwestern Bell                                                       18,000
 4     Dallas Independent School Dostroct                                      17,169
 5     TecxasHealth Resources                                                  15,500
 6     United States Postal Service                                            13,463
 7     City of Dallas                                                          13,000
 8     Visiting Nurse Assocoation of Dallas                                    12,897
 9     Baylor Health Care System                                               12,800
10     Verizon                                                                 12,000
11     Bank of America                                                         10,000
12     EDS                                                                     10,000
13     Texas Instruments                                                        9,500
14     Kroger                                                                    9000
15     Baylor University Medical Center                                          8108

Source: Dallas Busness Journal

Given AMR's well documented recent financial problems it is reasonable that the composition of the area's largest employers may change in the foreseeable future.

Significant corridors of growth in the D/FW area include the D/FW Airport, which has the ability to expand its facilities and could be a major catalyst for expanded economic development in the region.

CONCLUSION

The future outlook for the Dallas area is one of relatively steady long-term growth, with short-term fluctuations based on broader national and global economic conditions. The increased diversification of the local economy has made the regional less dependent on oil and energy related industries. The fundamental components of the local economy should remain strong. These include a central location, one of the worlds largest airports, a diversified set of employers, a well educated work force and a relative abundance compared to other major United States markets.

Covington Pointe Apartments                                NEIGHBORHOOD ANALYSIS

                              NEIGHBORHOOD ANALYSIS

                                     [MAP]

LOCATION

The neighborhood is located in the city of Dallas. The city of Dallas is located in central Dallas County. The subject property is located approximately 12 miles northeast of the Dallas Central Business District. The neighborhood boundaries are detailed as follows:

     North:  Interstate 190/George Bush Turnpike
     South:  Interstate Highway 635
     East:   Hillcrest Road
     West:   Midway Road

LAND USE

Land uses within the subject neighborhood consist of a harmonious mixture of commercial and residential development. The immediate area surrounding the subject is a relatively newer area of development, consisting primarily of residential uses with much of the development being built during the 1970s and 1980s. The majority of the single-family residential development within a one mile radius of the subject may be described as custom homes in the $200,000-$400,000 price range. Additionally, 30.54% of single-family residential developments within a one-mile radius are estimated to be valued at over $499,999, while only 13.77% are over this amount at a three-mile radius. According to information obtained from Claritas, over 60% of the homes built within a three-mile

Covington Pointe Apartments                                NEIGHBORHOOD ANALYSIS

radius of the subject were constructed between 1970 and 1984. The median home value within a three-mile radius is estimated to be $262,539.

GROWTH PATTERNS

Growth patterns have occurred primarily along primary commercial thoroughfares such as Interstate 635 and the Dallas North Tollway. Most new construction within the subject neighborhood is located along Dallas North Tollway. Significant retail and commercial construction was completed as well as residential development during the 1990s in the northern section of the neighborhood.

Newer construction along Dallas North Tollway includes the 374,000 square foot Millennium office building and the smaller 100,000 square foot Parkside Corporate Center building, both completed in 2000. Additionally, over 324,000 square feet of office/warehouse/showroom space located at Westgrove Drive and Excel Parkway, northeast of the Addison Airport, was completed in 2000 and early 2001.

ACCESS

Primary access to the subject neighborhood is provided by Interstate 635, which forms the southern boundary of the neighborhood. Access is also provided by the Dallas North Tollway. Interstate 190, also known as George Bush Turnpike, serves as the neighborhood's northern border. These three major arterials provide excellent access to the subject neighborhood from the entire Dallas Metropolitan Area and particularly the northern region of the city.

DEMOGRAPHICS

Selected neighborhood demographics in a one, three and five mile radius from the subject are shown in the following table:

Covington Pointe Apartments                                NEIGHBORHOOD ANALYSIS

                       SELECTED NEIGHBORHOOD DEMOGRAPHICS

5330 Bent Tree Forest Drive                 Radius 1.0      Radius 3.0       Radius 5.0
Dallas, Texas 75248                            Mile            Mile             Mile
---------------------------                 ----------      ----------      -----------
Population

     2007 Projection                           14,090         142,855         381,014
     2002 Estimate                             12,859         130,533         347,335
     2000 Census                               12,365         125,655         334,007
     1990 Census                                8,880          96,921         262,552
     2002 - 2007% Change                         9.57%           9.44%           9.70%
     1990 - 2000% Change                        39.25%          29.65%          27.22%
Households
     2007 Projection                            8,627          72,339         167,259
     2002 Estimate                              7,937          65,583         151,866
     2000 Census                                7,631          62,847         145,748
     1990 Census                                5,194          46,905         113,797
     2002 - 2007% Change                         8.69%          10.30%          10.14%
     1990 - 2000% Change                        46.92%          33.99%          28.08%
Household Income
     2002 Average Income Estimate            $105,521        $101,561        $101,947
     2002 Median Income Estimate             $ 57,953        $ 64,271        $ 67,208
     2002 Per Capita Estimate                $ 65,023        $ 51,021        $ 45,094
2002 Median Owner Occ. Home Value Est        $347,546        $262,537        $198,020
% College Graduates                             56.93%          56.93%          52.00%

Source: Claritas

STUDENTS AND MILITARY TENANTS AT THE SUBJECT

The client has requested that we comment on whether is appears that over 20% of the subject tenant profile is comprised of students and military personnel. Our discussions with the property manager indicate that students comprise no more than 5% of the tenant base, while military personnel comprise a significantly smaller percentage of the tenant base. The north Dallas area in which the subject is located has secondary access to local universities, including SMU, the University of North Texas, and the University of Texas at Dallas; however, none are located in the subject area and these schools do not meaningfully impact the local population. Local junior colleges include Brookhaven and Richland; however, these junior colleges do not generate a meaningful source of tenants for the subject. The only significant military presence in the area is located in Fort Worth, 60 miles to the west, and similarly does not impact the subject neighborhood or the subject property.

CONCLUSION

As shown above, the population within the subject neighborhood has shown strong growth from the 1990 to the 2000 census. The neighborhood currently has a middle-income demographic profile. The outlook for the neighborhood is for average to good performance with stable performance over

Covington Pointe Apartments                                NEIGHBORHOOD ANALYSIS

the next several years. As a result, the demand for existing developments is expected to be good. Generally, the neighborhood is expected to experience steady growth in the foreseeable future.

Covington Pointe Apartments                                      MARKET ANALYSIS

                                 MARKET ANALYSIS

The market analysis forms a basis for assessing market area boundaries, supply and demand factors, and indications of financial feasibility. The primary data source utilized for this analysis is the D/FW Apartment Report, First Quarter, 2003, published by MPF Market Research, Inc.

The subject is currently 96% occupied and is located in the North Dallas submarket (submarket no. 44) as defined by MPF Market Research, Inc.

MARKET SUMMARY

Market statistics for the Dallas area and the subject submarket are shown in the following table:

                           APARTMENT MARKET STATISTICS

Category                                                  Dallas Area          Submarket No. 44
--------                                                  -----------          ----------------
Existing Supply (Units)                                       383,997                 21,945
Completions April 2002 - March 2003 (Units)                    10,008                      0
Forecast Completions April 2003 - March 2004 (Units)            6,780                      0
Annual Absorption April 2002 - March 2003 (Units)               5,360                    -20
Forecast Absorption April 2003 - March 2004 (Units)             7,800                      0
Average Occupancy                                                91.3%                  89,9%
Average Rent PSF (Excluding Electricity)                  $     0.842           $      0.861
Date of Survey                                               April-03               April-03

Source: MPF Market Research, Inc.

As shown above, the average occupancy rate for the subject submarket is slightly higher than that of the overall market area. The average rental rate for the submarket is also slightly higher than the overall market. The subject submarket is considered a middle tier submarket as compared to the other submarkets in the overall market area. Absorption for 2002 was positive 5,360 units for the overall market area and negative 20 units at the submarket level.

MARKET TRENDS

The following table presents the quarterly trends in rental rates and occupancy for the Dallas area and local submarket over the past two years:

Covington Pointe Apartments                                      MARKET ANALYSIS

                             APARTMENT MARKET TRENDS

                                Dallas Area                  Local Submarket
                          ------------------------       ------------------------
    Date                  Rent PSF       Occupancy       Rent PSF       Occupancy
-------------             --------       ---------       --------       ---------
2nd Qtr. 2001              $0.863           95.2%         $0.890          94.3%
3rd Qtr. 2001              $0.880           94.5%         $0.891          93.7%
4th Qtr. 2001              $0.865           92.6%         $0.868          92.2%
1st Qtr. 2002              $0.870           91.5%         $0.890          90.0%
2nd Qtr. 2002              $0.865           91.8%         $0.881          90.8%
3rd Qlr. 2002              $0.856           91.6%         $0.850          90.8%
4th Qtr. 2002              $0.860           90.4%         $0.849          92.8%
1st Qtr. 2003              $0.842           89.9%         $0.861          91.3%

Source: MPF Market Research, Inc.

The overall market area and the local submarket have experienced somewhat volatile occupancy rates over the past two years. Historically, occupancy levels for the local submarket have typically been lower than that of the overall market area. In the most recent two quarters, this trend has reversed as occupancy rates at the submarket level have increased above the overall market area. Rental rates at both the local submarket and Dallas area levels have been somewhat volatile from the second quarter of 2001 through the first quarter of 2003. Rental rates at the submarket level have recently increased, and market participant are hopeful that rental rates are stabilizing.

BARRIERS TO ENTRY

Vacant land appropriately zoned for multi-family residential development is available within the city of Dallas. In the subject neighborhood, the area is generally mature, and vacant land is comprised primarily of infill sites.

DEMAND GENERATORS

Residents of the subject neighborhood likely are employed in the immediate surrounding community as there is a concentration of commercial office and retail development within the neighborhood.

The city of Addison overlaps the central-western portion of the neighborhood. The Addison Airport, operated by the Washington-Staubach company, fronts Midway Road and Addison Road and serves corporate and private aircraft. Addison Airport is among the busiest corporate airfields in the United States. Local attractions within the subject neighborhood also include "restaurant row" in the city of Addison, featuring about 150 restaurants along Beltline Road from the Dallas North Tollway west to Midway Road.

Two country clubs are located within the subject neighborhood and within a five-minute drive of the subject property. Bent Tree Country Club on Westgrove Road near the eastern line of Dallas North Tollway, and Prestonwood Country Club, which fronts Beltline Road and Arapaho Road, just west of

Covington Pointe Apartments                                      MARKET ANALYSIS

Preston Road. These country club frontage roads are major neighborhood carriers within the subject neighborhood and the golf-course adjacent property generally enhances property values.

INVESTMENT TRENDS

Performance (occupancy and rental rates) within the overall D/FW apartment market has generally declined over the past several quarters. Market data indicates that absorption is generally turning positive, rental rates are stabilizing and occupancy is slowly increasing. However, the data continues to be clouded as to near-term performance within most markets. Interest rate declines have allowed required rates of return to decline, and values have remained stable or increased while the number of transactions has declined slightly. Brokers report that over half of all buyers represent private equity capital, with a focus on return on equity rather than traditional overall returns. Fixed mortgage interest rates are reported to be below 6%, driving overall capitalization rates steadily down.

Notwithstanding these factors, job growth has stalled, limited new construction continues to occur in the weakened market, and potential renters are becoming homeowners by the hundreds due to low mortgage rates. Until demand for apartments increases (primarily through new job growth), investors will continue to nervously watch quarterly performance reports.

DEMOGRAPHIC ANALYSIS

Demand for additional residential property is a direct function of population change. Multi-family communities are products of a clearly definable demand relating directly to population shifts.

HOUSING, POPULATION AND HOUSEHOLD FORMATION

The following table illustrates the population and household changes for the subject neighborhood.

                      POPULATION AND HOUSEHOLD PROJECTIONS

                                        Radius 1.0       Radius 3.0       Radius 5.0
                                           Mile             Mile             Mile
                                        ----------       ----------       ----------
Population
   2007 Projection                        14,090           142,855          381,014
   2002 Estimate                          12,859           130,533          347,335
   1990 Census                             8,880            96,921          262,552
   2002 - 2007% Change                      9.57%             9.44%            9.70%
   1990 - 2000% Change                     39.25%            29.65%           27.22%
Households
   2007 Projection                         8,627            72,339          167,259
   2002 Estimate                           7,937            65,583          151,866
   1990 Census                             5,194            46,905          113,797
   2002 - 2007% Change                      8.69%            10.30%           10.14%
   1990 - 2000% Change                     46.92%            33.99%           28.08%

Source: Claritas

Covington Pointe Apartments                                      MARKET ANALYSIS

Households represent a basic unit of demand in the housing market. According to the data, the subject's neighborhood is experiencing moderate positive increases in both population and households.

INCOME DISTRIBUTIONS

Household income available for expenditure on housing and other consumer items is a primary factor in determining the price/rent level of housing demand in a market area. In the case of this study, projections of household income, particularly for renters, identifies in gross terms the market from which the subject submarket draws. The following table illustrates estimated household income distribution for the subject neighborhood.

                          HOUSEHOLD INCOME DISTRIBUTION

                                             Radius 1.0      Radius 3.0     Radius 5.0
                                                Mile            Mile           Mile
                                             ----------      ----------     ----------
2002 Households by Income
 Income Less than $15,000                        3.90%           4.06%          4.29%
 Income $15,000 -S24,999                         7.83%           6.81%          6.08%
 Income $25,000 - $34,999                       11.71%          10.37%          9.14%
 Income $35,000 - $49,999                       19.14%          16.83%         15.88%
 Income $50,000 - $74,999                       23.30%          20.90%         21.24%
 Income $75,000 - $99,999                       11.78%          12.47%         14.08%
 Income $100,000 - $149,999                      7.76%          11.55%         12.99%
 Income $150,000 - $249,999                      8.19%          11.05%         10.93%
 Income $240,000 - $499,000                      3.35%           4.09%          3.73%
 Income $500,000 and Over                        3.04%           1.87%          1.66%

Source: Claritas

The following table illustrates the 2002, estimated median, average and per capita household income levels for the subject neighborhood.

                             HOUSEHOLD INCOME LEVELS

                                             Radius 1.0      Radius 3.0     Radius 5.0
                                                Mile            Mile           Mile
                                             ----------      ----------     ----------
Household Income
 2002 Average Income Estimate                $  105,521      $  101,561     $  101,947
 2002 Median Income Estimate                 $   57,953      $   64,271     $   67,208
 2002 Per Capita Estimate                    $   65,023      $   51,021     $   45,094

Source: Claritas

An analysis of the income data indicates that the submarket is generally comprised of middle-income economic cohort groups, which include the target groups to which the subject property is oriented.

Covington Pointe Apartments                                      MARKET ANALYSIS

EMPLOYMENT

An employment breakdown typically indicates the working class characteristics for a given market area. The specific employment population within the indicated radii of the subject is as follows:

                       POPULATION BY OCCUPATION

                                                      Radius 1.0      Radius 3.0     Radius 5.0
                                                         Mile            Mile           Mile
                                                      ----------      ----------     ----------
Occupation
Managerial and Proffesional Specialty                    44.71%         42.47%         39.80%
Technical, Sales and Administrative Support              43.12%         40.30%         39.21%
Service                                                   5.71%          9.07%          9.34%
Farming, Forestry and Fishing                             0.02%          0.35%          0.58%
Precision, Production, Craft and Repair                   3.23%          3.67%          5.31%
Operators, Fabricators and Laborers                       3.21%          4.14%          5.77%

Source: Claritas

The previous table illustrates the employment character of the submarket, indicating a predominantly middle income employment profile, with over 80% of the population within a three-mile radius holding technical, sales, administrative support and managerial and professional specialty related jobs.

OUTLOOK

Based on this analysis, the immediate area surrounding the subject property is projected to experience moderate, positive growth relative to households and population into the near future. Given the area demographics, it appears that demand for both comparable surrounding area apartment units and the subject property will continue to be favorable.

The overall market is expected to experience a continuation of the operating environment that has existed recently and should remain stable. Further, while new construction is occurring in many sectors, overbuilding is not anticipated during the near term.

OCCUPANCY

SUBJECT'S HISTORICAL TRENDS

The subject has enjoyed a relatively stable occupancy pattern in recent years, generally performing at 92% or better. The subject's economic vacancy is detailed in the following chart.

Covington Pointe Apartments                                      MARKET ANALYSIS

                           VACANCY AND COLLECTION LOSS

Year                                                                 % PGI
----                                                                 -----
2001                                                                   9%
2002                                                                  13%
2003 Budget                                                            5%
CB RICHARD ELLIS, INC. ESTIMATE                                        8%

Source: Operating Statements

COMPARABLE PROPERTIES

Comparable properties have been surveyed in order to identify the occupancy trends within the immediate submarket. The comparable data is summarized in the following table:

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

COMP.
  NO.           NAME                                 LOCATION                           OCC
-----    --------------------------        ------------------------------               ---
  1      Bear Creek                        15935 Bent Tree Forest Circle,               81%
                                           Dallas, TX

  2      Bent Oaks                         16000 Bent Tree Forest Circle,               89%
                                           Dallas, TX

  3      Biltmore Apartments               5225 Verde Valley,                           94%
                                           Dallas, TX

  4      Fairways Of Bent Tree             15905 Bent Tree Forest Circle,               91%
                                           Dallas, TX

  5      Trails On Knoll Trail             15678 Knoll Trail,                           90%
                                           Dallas, TX

Subject  Covington Point Apartments        5330 Bent Tree Forest Drive,                 96%
                                           Dallas, Texas

Compiled by: CB Richard Ellis, Inc.

Rent Comparable One, Bear Creek, has experienced atypically low occupancy due to higher-than-market rents and reportedly poor management. The other comparable properties surveyed reported occupancy rates of 89% or better, and all are currently in average to good condition.

SUBMARKET TRENDS

Over the past two years, occupancy levels in the overall Dallas market have ranged from approximately 90% to 95%, while the local submarket has performed similarly at 90% to 94%. The

Covington Pointe Apartments                                      MARKET ANALYSIS

SUBMARKET TRENDS

Over the past two years, occupancy levels in the overall Dallas market have ranged from approximately 90% to 95%, while the local submarket has performed similarly at 90% to 94%. The similar submarket performance is confirmation that the subject property is a middle tier submarket in comparison with the overall market. New product delivered to the submarket is anticipated to be minimal over the next two years and net absorption is projected to remain relatively flat. Consequently, the submarket will likely continue to lag the overall market in terms of occupancy performance for the near to mid term.

CONCLUSION

Based on the foregoing analysis, CB Richard Ellis, Inc.'s conclusion of stabilized occupancy for the subject is illustrated in the following table.

                              OCCUPANCY CONCLUSIONS

Dallas Area                                               91.3%
Submarket                                                 89.9%
Rent Comparables (excl. Rent 1)                           91.0%
Subject's Current Occupancy                               96.1%
                                                          ----
Subject's Stabilized Occupancy                            92.0%
                                                          ----

Compiled by: CB Richard Ellis, Inc.

As shown above, the concluded stabilized occupancy is within a reasonable range of the overall market, submarket and rent comparables.

ABSORPTION

The subject is currently operating at or above stabilized occupancy, and thus an allocation for absorption is not required.

CONCLUSION

The area apartment market is exhibiting decreasing occupancy levels and rental rates, while experiencing somewhat flat absorption. At the overall market level, rental rates and occupancy rates continue to decline. At the submarket level, rental rates are showing early signs of stabilizing, as are occupancy rates.

Considering the recent trends in absorption and the prospects for new construction, the local market area should begin to stabilize. The addition of new units to the market

Covington Pointe Apartments                                      MARKET ANALYSIS

may create minor downward pressure on occupancy and on owners' ability to obtain the effective rental increases of the past several years. However, the long-term projection for the subject submarket is for stability, followed by resumption of growth. In the shorter term, as previously noted, troubling trends for the regional apartment market continue to be: low or no job growth; an exodus to single family homes, and continued albeit limited new construction.

With respect to the subject property in particular, we believe the subject is reasonably well located for an apartment project. The site is conveniently located with respect to employment centers and major roadways.

                     [SITE PLAN OF COVINGTON POINTE APTS.]

Covington Pointe Apartments                                        SITE ANALYSIS

                                  SITE ANALYSIS

The following chart provides a summary of the salient features relating to the subject site.

                                  SITE SUMMARY

PHYSICAL DESCRIPTION
  Net Site Area                                    7.99 Acres                   347,979 Sq. Ft.
  Primary Road Frontage                            Bent Tree Forest Drive
  Zoning District                                  MF 1(A)Multifamily
  Flood Map Panel No.                              48113C0180J
  Flood Zone                                       X

Source: Various sources compiled by CB Richard Ellis, Inc.


LOCATION

The subject is located along the southern line of Bent Tree Forest Drive, east of Knoll Trail Drive. The subject's street address is 5330 Bent Tree Forest Drive, Dallas, Dallas County, Texas. Ingress and egress are available to the site via two curb cuts along Bent Tree Forest Drive.

ASSESSORS PARCEL NUMBER

The Dallas County Tax Assessor's parcel number is 818545000000.

LAND AREA

The site is considered adequate in terms of size and utility. There is no unusable or excess land area.

SHAPE AND FRONTAGE

The site is irregular in shape and has adequate frontage along one thoroughfare within the neighborhood. Although irregular in shape, the site is conducive for efficient development.

TOPOGRAPHY AND DRAINAGE

The site is generally level. During the inspection of the property, no drainage problems were observed and none are assumed to exist.

SOILS

A soil analysis for the site has not been provided for the preparation of this appraisal. In the absence of a soil report, it is a specific assumption that the site has adequate soils to support the highest and best use.

Covington Pointe Apartments                                        SITE ANALYSIS

EASEMENTS AND ENCROACHMENTS

A title policy for the property has not been provided for the preparation of this appraisal. We were provided with a survey, which indicates that the subject has typical utility easements. Further, a pipeline easement is located along the southeast perimeter of the subject site. This easement does not appear to negatively affect the property or the functional utilization of the improvements.

Based on our visual inspection and review of the site plan and survey, the property does not appear to be adversely affected by any easements or encroachments. It is recommended that the client/reader obtain a current title policy outlining all easements and encroachments on the property, if any, prior to making a business decision.

COVENANTS, CONDITIONS AND RESTRICTIONS

There are no known covenants, conditions and restrictions impacting the site that are considered to affect the marketability or highest and best use, other than zoning restrictions.

UTILITIES AND SERVICES

The site is within the jurisdiction of Dallas County or the City of Dallas and is provided all municipal services, including police, fire and refuse garbage collection. All utilities are available to the site in adequate quality and quantity to service the highest and best use as if vacant and as improved.

FLOOD ZONE

According to flood hazard maps published by the Federal Emergency Management Agency (FEMA), the site is within Zone X, as indicated on the indicated Community Map Panel number 48113C0180J, dated August 23, 2001.

      FEMA Zone X: Areas determined to be outside the 500-year flood plain.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of potentially hazardous material or underground storage tanks that may be present on or near the site. The existence of hazardous materials or underground storage tanks may have an affect on the value of the property. For this appraisal, CB Richard Ellis, Inc. has specifically assumed that any hazardous materials and/or underground storage tanks that may be present on or near the property do not affect the property.

ADJACENT PROPERTIES

The adjacent land uses are as follows:

Covington Pointe Apartments                                        SITE ANALYSIS

      North:      Similar Multi-Family Residential Developments
      South:      Similar Multi-Family Residential Developments
      East:       Similar Multi-Family Residential Developments
      West:       Similar Multi-Family Residential Developments

The adjacent land uses surrounding the property are comprised of similar, multi-family residential properties.

CONCLUSION

The site is adequately located and afforded average access and visibility from roadway frontage. The size of the site is typical for the area and use, and there are no known detrimental uses in the immediate vicinity. Overall, there are no known factors that are considered to prevent the site from development to its highest and best use, as if vacant, or adverse to the existing use of the site.

                                   [SITE MAP]

Covington Pointe  Apartments                                IMPROVEMENT ANALYSIS

                              IMPROVEMENT ANALYSIS

The following chart depicts the subject's building area by component.

                               IMPROVEMENT SUMMARY

Number of Buildings                                11
Number of Stories                                  3
Gross Building Area                                190,901 SF
Net Rentable Area                                  187,158 SF
Number of Units                                    180
Average Unit Size                                  1,040 SF
Development Density                                22.5 Units/Acre
Parking Improvements                               180 Covered, 143 Open     Total Spaces: 323
Required Parking Spaces                            1.5/Unit
Parking Ratio (Spaces/Unit)                        1.79

                                                           PERCENT OF         UNIT SIZE
UNIT MIX                 COMMENTS       NO. OF UNITS          TOTAL              (SF)          NRA (SF)
--------                 --------       ------------       ----------         ---------        --------
1BR/1BA                                      45               25.0%               827           37,215
1BR/1BA                   Study              69               38.3%             1,009           69,621
2BR/2BA                                      66               36.7%             1,217           80,322
                                        -------            -------            -------          -------
Total/Average:                              180              100.0%             1,040          187,158
                                        -------            -------            -------          -------

Source: Various Sources Compiled by CB Richard Ellis, Inc.

Building plans and specifications were not provided for the preparation of this appraisal. The following is a description of the subject improvements and basic construction features derived from CB Richard Ellis, Inc.'s physical inspection.

YEAR BUILT

According to the Dallas Central Appraisal District, the subject property was built in 1982.

FOUNDATION

The foundation consists of poured reinforced concrete/perimeter footings and column pads.

CONSTRUCTION COMPONENTS

The construction components include a wood frame with wood truss and joist floor structure and plywood floor deck.

FLOOR STRUCTURE

The floor structure is summarized as follows:

      Ground Floor: Concrete slab on compacted fill

Covington Pointe Apartments                                 IMPROVEMENT ANALYSIS

      Other Floors: Plywood deck with light-weight concrete cover

EXTERIOR WALLS

The exterior wall structure is wood frame with brick veneer and wood accents and trim. The buildings' have single pane aluminum frame windows.

ROOF COVER

All buildings exhibit flat roofs with a built-up tar and gravel-ballast covering.

ELEVATOR/STAIR SYSTEM

Two sets of exterior stairwells are located at each end of the buildings.

HVAC

The individual units feature pad-mounted electric condenser/compressor units with forced air gas furnaces located within the interior of the units. The HVAC systems are assumed to be in average operating condition and adequate for the respective square footage of each individual unit.

UTILITIES

Each unit is individually metered for electrical, gas and telephone usage whereas the residents are directly responsible for these expenses. Additionally, the subject property includes a RUBS program, whereby the residents are also responsible for the reimbursement of their respective water and sewer costs through the program. Current operations indicate the landlord is responsible for common area utility costs, as well as all applicable utility costs for vacant and model units.

SECURITY

The improvements are encircled by a combination block/iron wall with electronic gates at all vehicle access points. The management office features a security alarm system and there is a security system for each individual unit.

FIRE PROTECTION

The improvements are not fire sprinklered, although all units are equipped with smoke detectors. It is assumed the improvements have adequate fire alarm systems, fire exits, fire extinguishers, fire escapes and/or other fire protection measures to meet local Fire Marshal requirements.

Covington Pointe Apartments                                 IMPROVEMENT ANALYSIS

PROJECT AMENITIES

The project amenities include two community pools, a Jacuzzi, nine-foot ceilings, leasing office.

UNIT AMENITIES

KITCHENS

Each unit features a full appliance package including a cook top and oven, vent-hood, frost-free refrigerator with icemaker, garbage disposal, dishwasher, trash compactor and built-in microwave oven. Additionally, each unit features wood cabinets with laminate countertops and vinyl tile flooring in the kitchen area. According to management, the project has experienced an adequate on-going replacement program for all kitchen appliances and no appliances are known to be inoperable.

BATHROOMS

The bathrooms within each unit feature combination tub/showers with ceramic tile wainscot. Additionally, each bathroom features a commode, wood cabinet with Formica counter and built-in porcelain sink, wall-mounted medicine cabinet with vanity mirror and vinyl tile flooring.

INTERIOR FEATURES

Each unit includes a ceiling fan, built-in microwave oven and a wood burning fireplace.

INTERIOR LIGHTING

Each unit features incandescent lighting in appropriate interior and exterior locations with fluorescent lighting in bathrooms and kitchen areas.

PATIOS, BALCONIES AND STORAGE

All units include a private patio or balcony area with an exterior storage room.

SITE AMENITIES

PARKING AND DRIVES

The project features adequate surface parking, including reserved handicap spaces, with a total of 343 spaces. The project also includes two curb cuts that appear to be well suited for the improved property. Access to the property is controlled via electronic security gates located at the primary entry point. All parking spaces and vehicle drives are asphalt paved and considered to be in average condition.

Covington Pointe Apartments                                 IMPROVEMENT ANALYSIS

LANDSCAPING

The project features combinations of grass, gravel and natural forest landscaping which is considered to be in average condition and well maintained. All planting is sprinklered or irrigated.

QUALITY AND STRUCTURAL CONDITION

The overall quality of the project is considered average for the neighborhood and age. CB Richard Ellis, Inc. did not observe any evidence of structural fatigue and the improvements appear structurally sound for occupancy. However, CB Richard Ellis, Inc. is not qualified to determine structural integrity and it is recommended that the client/reader retain the services of a qualified, independent engineer or contractor to determine the structural integrity of the improvements prior to making a business decision.

FUNCTIONAL UTILITY

All of the floor plans are considered to feature functional layouts and the layout of the overall project is considered functional in utility. Therefore, the unit mix is also functional and no conversion is warranted to the existing improvements.

As noted, the subject has flat roofs, which are generally viewed as being less desirable by investors. The age of the roof is not known; however, investors will usually require additional due diligence to investigate the current condition of buildings with flat roofs. The subject is otherwise functional in design, and is located in a desirable location. Thus, a specific allocation for functional dis-utility is not required, although the less desirable appeal of flat roofs is noted.

PROJECT DENSITY

The project's development density is commensurate with other competing properties in the neighborhood.

ADA COMPLIANCE

All common areas of the property appear to have handicap accessibility; however, none of the project's units have been designed for handicap occupancy. The client/reader's attention is directed to the specific limiting conditions regarding ADA compliance.

FURNITURE, FIXTURES AND EQUIPMENT

The apartment units are rented on an unfurnished basis. However, miscellaneous maintenance tools, pool furniture, leasing office furniture, recreational room and clubhouse furniture, and various exercise machines are examples of personal property associated with and typically included in the sale

Covington Pointe Apartments                                 IMPROVEMENT ANALYSIS

of multifamily apartment complexes. The personal property items contained in the project are not considered to contribute significantly to the overall value of the real estate.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of any potentially hazardous materials such as lead paint, asbestos, urea formaldehyde foam insulation, or other potentially hazardous construction materials on or in the improvements. The existence of such substances may have an affect on the value of the property. For the purpose of this assignment, we have specifically assumed that any hazardous materials that would cause a loss in value do not affect the subject.

DEFERRED MAINTENANCE

Unit entry doors are generally in fair shape, and will require some renovation or replacement over the next several years. Many of the HVAC condenser units are original, and will require replacement over the next several years. The age of the roof is unknown; however, the roofs are flat, and this less-desirable design often requires additional vigilance to guard against leaks. When we toured unit no. 611 the carpet had standing water and the unit appeared to be suffering from a roof leak. Many of the appliances (refrigerators, stoves, and dishwashers) are original to the property and will require replacement over the next several years.

The subject appears to have received regular and appropriate maintenance. Appliance and HVAC units have been replaced as required, and all units are reported to be operational. Our inspection of the property indicated no significant items of deferred maintenance, although the issues previously discussed regarding the property's condition are noted.

ECONOMIC AGE AND LIFE

CB Richard Ellis, Inc.'s estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                                  21 Years
Effective Age                                               21 Years
Mvs Expected Life                                           45 Years
Remaining Economic Life                                     24 Years
Accrued Physical Incurable Depreciation                       46.7%
                                                            --------

Compiled by: CB Richard Ellis

The overall life expectancy is based upon our on-site observations and a comparative analysis of typical life expectancies reported for buildings of similar construction as published by Marshall and

Covington Pointe Apartments                                 IMPROVEMENT ANALYSIS

Swift, Inc., in the Marshall Valuation Service cost guide. While CB Richard Ellis, Inc. did not observe anything to suggest a different economic life, a capital improvement program could extend the life expectancy.

CONCLUSION

The improvements are considered to be in average overall condition and are considered to be typical for the age and location in regard to improvement design and layout, as well as interior and exterior amenities. Overall, there are no known factors that could be considered to adversely impact the marketability of the improvements.

Covington Pointe Apartments                                               ZONING

                                     ZONING

The following chart summarizes the zoning requirements applicable to the subject:

                                    ZONING SUMMARY

Current Zoning                  MF 1(A) Multifamily
Legally Conforming              Yes
Uses Permitted                  Multi-Family Residential
Zoning Change                   Not likely

        CATEGORY                    ZONING REQUIREMENT
------------------------        ---------------------------
Minimum Lot Size                No minimum lot size
Minimum Lot Width               No minimum lot width
Maximum Height                  36 Feet
Minimum Setbacks
  Front Yard                    15 Feet
  Street Side Yard              10 Feet
  Interior Side Yard            10 Feet
  Rear Yard                     15 Feet
Maximum Bldg. Coverage          60%
Maximum Density                 No unit density requirement
Subject's Actual Density        22.53 (Units/Acre)

Source: City of Dallas Planning & Zoning Dept.

ANALYSIS AND CONCLUSION

According to the City of Dallas Planning and Zoning Department, zoning and its regulations help ensure a city will grow and change in a managed, predictable way to help safeguard the health, safety and welfare of the general public.

The improvements are a legally conforming use and, if damaged, may be restored without special permit application. It is recommended that local planning and zoning personnel be contacted regarding more specific information that might be applicable to the subject.

Covington Pointe Apartments                              TAX AND ASSESSMENT DATA

                             TAX AND ASSESSMENT DATA

The subject's market value, assessed value, and taxes are summarized below, and do not include any furniture, fixtures and equipment.

                           AD VALOREM TAX INFORMATION

Assessor's Market Value                          2001               2002            Pro Forma
---------------------------------            -------------     -------------      -------------
818545000000                                 $   6,701,900      $  6,700,000
                                             -------------     -------------

Subtotal                                     $   6,701,900     $   6,700,000      $   6,700,000
Assessed Value @                                       100%              100%               100%
                                             -------------     -------------      -------------
                                             $  6,701 ,900     $   6,700,000      $   6,700,000

General Tax Rate  (per $100 A.V.)                 2.888025          2.797330           2.797330

TOTAL TAXES                                  $     193,553     $     187,421      $     187,421

Source: Dallas County Assessor's Office

Ad valorem taxing authorities having jurisdiction over the subject include Dallas County, the City of Dallas and the Dallas Independent School District. In Texas, real property is assessed at 100 percent of the estimated fair market value determined by the local appraisal district (Tarrant County). The effective date of the appraisal is January 1 of the assessment year, with ad valorem taxes paid in arrears in January for the previous year. The local Assessor's methodology for valuation is estimation of fair market value.

TAX COMPARABLES

As a crosscheck to the subject's applicable real estate taxes, CB Richard Ellis, Inc. has reviewed the real estate tax information for comparable properties in the immediate area. The following table summarizes the real estate tax comparables employed for this assignment:

                          AD VALOREM TAX COMPARABLES

                                    Rent 1         Rent 2        Rent 5        Subject
                                 -----------     ----------    ----------    ----------
Year Built                              1980           1979          1990          1982
No. Units                                152            200           114           180
Tax Year                                2002           2002          2002          2002

TOTAL ASSESSED VALUE             $ 5,834,580     $8,808,970    $4,185,710    $6,700,000
PER UNIT                         $    38,385     $   44,045    $   36,717    $   37,222

Source: Dallas County Assessor's Office

Covington Pointe Apartments                              TAX AND ASSESSMENT DATA

CONCLUSION

Based on the foregoing information, the subject's current assessment is well supported by both its historical trend and by the comparable properties shown.

Covington Pointe Apartments                                 HIGHEST AND BEST USE

                              HIGHEST AND BEST USE

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

                    -    legal permissibility;

                    -    physical possibility;

                    -    financial feasibility; and

                    -    maximum profitability.

Highest and best use analysis involves assessing the subject both as if vacant and as improved.

AS VACANT

LEGAL PERMISSIBILITY

The legally permissible uses were discussed in detail in the site analysis and zoning sections of this report.

PHYSICAL POSSIBILITY

The physical characteristics of the subject site were discussed in detail in the site analysis. Overall, a wide range of legally permissible uses would be physically possible.

FINANCIAL FEASIBILITY

The financial feasibility of a specific property is market driven, and is influenced by surrounding land uses. Based on the subject's specific location and physical characteristics, multifamily residential development of the site in a manner that is complimentary to the surrounding land uses would represent the most likely financially feasible option.

Current market conditions and development activity indicate development of the site with a multifamily residential use would be economically feasible at this time.

MAXIMUM PROFITABILITY

The use that results in the maximum profitability of the site is beyond the scope of this assignment. The recipient of the property's productivity (e.g., the lender, equity investor, the public, etc.) greatly determines what the use should be. Regardless, the use for the subject should conform to the neighborhood trends and be consistent with existing land uses.

CONCLUSION: HIGHEST AND BEST USE AS VACANT

Based on the foregoing analysis, the highest and best use of the site as though vacant would be for multifamily residential development.

Covington Pointe Apartments                                 HIGHEST AND BEST USE

AS IMPROVED

LEGAL PERMISSIBILITY

The subject site was approved for apartment development and the improvements are a legally conforming use.

PHYSICAL POSSIBILITY

The subject improvements were discussed in detail in the Improvement Analysis. The layout and positioning of the improvements are functional for apartment use based on comparison to neighborhood properties.

FINANCIAL FEASIBILITY

The financial feasibility for an apartment property is based on the amount of rent which can be generated, less operating expenses required to generate that income; if a residual amount exists then the land is being put to a productive use. As will be indicated in the Income Capitalization Approach, the subject is capable of producing a positive net cash flow and continued utilization of the improvements for apartment is considered financially feasible.

MAXIMUM PROFITABILITY

The maximally profitable use of the subject as improved should conform to neighborhood trends and be consistent with existing land uses. Although several uses may generate sufficient revenue to satisfy the required rate of return on investment and provide a return on the land, the single use that produces the highest price or value is typically the highest and best use. However, the recipient of the property's productivity greatly determines what actual use maximizes profitability. It appears there are no alternative uses of the existing improvements that would produce a higher net income and/or value over time than the current use.

CONCLUSION: HIGHEST AND BEST USE AS IMPROVED

Based on the foregoing, the highest and best use of the property as improved is consistent with the existing use, as an apartment development.

Covington Pointe Apartments                                APPRAISAL METHODOLOGY

                              APPRAISAL METHODOLOGY

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.

COST APPROACH

The Cost Approach is based upon the proposition that the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements that represent the highest and best use of the land, or when relatively unique or specialized improvements are located on the site and for which there exist few sales or leases of comparable properties.

SALES COMPARISON APPROACH

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences, with the final estimate derived based on the general comparisons.

INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach reflects the subject's income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the Income Capitalization Approach are direct capitalization and the discounted cash flow (DCF) analysis.

METHODOLOGY APPLICABLE TO THE SUBJECT

In valuing the subject, only the Sales Comparison and Income Capitalization Approaches are applicable and have been used. The Cost Approach is not applicable in the estimation of market value due to the age of the property and the presence of significant incurable physical depreciation. However, the replacement cost was estimated within the analysis of Insurable Value.

Covington Pointe Apartments                                      INSURABLE VALUE

                                 INSURABLE VALUE

The insurable value estimate is intended to reflect the value of the destructible portions of the subject that approximates the amount of insurance that may, or should, be carried to indemnify the owner in the event of a loss. Insurable value is based on the replacement of physical items that are subject to loss from hazards and excludes indestructible items such as basement excavation, foundation, site work, land value and indirect costs. In the case of the subject, we have based the estimate on the base building costs (direct costs) as obtained via Marshall Valuation Services.

                            INSURABLE VALUE SCHEDULE

Building Type:                  Apartment (1-4 Story)                Height per Story:         12'
Age:                            21 YRS                               Number of Buildings:      11
Quality/Condition:              Average                              Gross Building Area:      190,901 SF
Exterior Wall:                  Brick and Metal                      Net Rentable Area:        187,158 SF
Number of Unts:                 180                                  Average Unit Size:        1,040 SF
Number of Stories:              3                                    Average Floor Area:       63,634 SF

BASE SQUARE FOOT COST           (via Marshall Valuation Service cost data)                 $     64.15

SQUARE FOOT REFINEMENTS
  Heating and Cooling                                                        $     1.50
  Sprinklers                                                                 $     0.12
  Other                                                                      $     0.00
  Other                                                                      $     0.00
                                                                             ----------
  Subtotal                                                                                 $     75.77

HEIGHT AND SIZE REFINEMENTS
  Number of Stories  Multiplier                                                    1.00
  Height per Story Multiplier                                                      1.00
  Floor Area Multiplier                                                            1.00
                                                                             ----------
  Subtotal                                                                                 $     75.77

COST MULTIPLIERS
  Current Cost Multiplier                                                          1.02
  Local Multiplier                                                                 0.92
                                                                             ----------
FIND SQUARE FOOT COST                                                                      $     71.10

BASE BUILDING COST (PER MVS)                                                               $13,573,551

INSURABLE VALUE EXCLUSIONS
  Less Indirect Costs Included 10.0% of Total Building Cost                  $1,357,355

TOTAL EXCLUSIONS                                                                           $1,357,355
                                                                                           -----------

INSURABLE VALUE INDICATION                                                                 $12,216,196
ROUNDED                                                                                    $12,220,000
VALUE PER UNIT                                                                             $    67,889

Compiled by: CB Richard Ellis, Inc.

COVINGTON POINTE APARTMENTS                            SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

The following location map and table of sales summarizes the comparable data used in the valuation of the subject property. A detailed description of each transaction is included in the Addenda

                                     [MAP]

                      SUMMARY OF COMPARABLE APARTMENT SALES

                            TRANSACTION    YEAR    NO.   AVG. UNIT         ADJ. SALE    PRICE PER  PRICE
  NO.         NAME         TYPE    DATE    BUILT  UNITS    SIZE     EGIM     PRICE         UNIT    PER SF  OAR
---------------------------------------------------------------------------------------------------------------
   1    AMLI On            Sale   Aug-01   1986    236      870     6.12  $12,450,000   $  52,754  $60.66  8.36%
        Rosemeade,
        Dallas, TX

   2    Bent Tree          Sale   Jun-01   1980    204      962     5.60  $ 9,000,000   $  44,118  $45.85  7.37%
        Gardens,
        Addison, TX

   3    Gleneagles on the  Sale   Aug-02   1985    590      932     7.07  $36,825,000   $  62,415  $66.95  8.00%
        Creek,
        Dallas, TX

   4    Lakeside Club,     Sale   Oct-01   1984    150      925     5.96  $ 7,250,000   $  48,333  $52.24  8.90%
        Carrollton, TX
---------------------------------------------------------------------------------------------------------------
 Subj.  Covington Point      --       --   1982    180    1,040                                              --
  Pro   Apartments,
 Forma  Dallas, Texas

Compiled by: CB Richard Ellis, Inc.

Few sales of properties similar to the subject have occurred in the subject submarket over the past 24 months. Although the overall Dallas area apartment remains relatively active, within North Dallas,

Covington Pointe Apartments                            SALES COMPARISON APPROACH

North Dallas County, and most of Collin County the volume of sales is relatively low. This is not due to lack of investor interest. Rather, it is due to a combination of factors. Many of these properties traded between 1999 and 2001, when the apartment market was peaking. Subsequent to their purchase, the economic performance of these properties has been generally stagnant, and thus owners have low motivation to sell them. Finally, these owners are refinancing these properties to draw any equity and enjoy lower mortgage rates, which increase the after-debt-service cash flow of the property without having to sell it in a weakened market.

Given these factors, most of the transactions within five miles of the subject that available for analysis are relatively dated in comparison to other submarkets. In this instance, we have chosen to primarily rely on these transactions due to their overall comparability and the generally stable conditions over the period of analysis.

The sales utilized represent the best data available for comparison with the subject property. They were selected from our research of comparable improved sales within a five-mile radius of the subject. These sales were chosen based upon similarities in physical and locational characteristics.

ANALYSIS OF IMPROVED SALES

IMPROVED SALE ONE

This comparable represents the acquisition of a garden apartment complex developed in 1986. The project comprises 236 units and sold for $52,754 per unit. This complex is located approximately three and one half miles northwest of the subject property.

Adjustments for property rights conveyed, financing terms, and conditions of sale are not required. This transaction occurred in August 2001, and a modest upward adjustment for changed market conditions is required, primarily due to declining overall capitalization rates over the period of analysis.

This project was constructed in 1986, and is newer than the subject. The property is relatively similar to the subject in overall condition and quality of construction, and a modest downward adjustment for age is applied. This location along Rosemeade enjoys slightly superior access and visibility, but with slightly inferior surrounding uses, and an overall location adjustment is not indicated. The average unit size is significantly smaller than the subject, and we have applied a moderate upward adjustment for unit size. Project amenities and overall appeal are similar, and we have not adjusted for these factors. Overall, this sale was similar to the subject and a net adjustment was not warranted to its price per unit indication.

Covington Pointe Apartments                            SALES COMPARISON APPROACH

IMPROVED SALE TWO

This comparable represents the acquisition of a garden apartment complex developed in 1980. The project comprises 204 units and sold for $44,118 per unit. This complex is located approximately one and a quarter miles north west of the subject property.

Adjustments for property rights conveyed, financing terms, and conditions of sale are not required. This transaction occurred in June 2001, and a modest upward adjustment for changed market conditions is required, primarily due to declining overall capitalization rates over the period of analysis.

This project was constructed in 1980, and is similar to the subject in age. The property is slightly inferior to the subject in overall condition and quality of construction, and a modest upward adjustment is applied. This location along Addison Road enjoys similar access and visibility; however, surrounding uses include slightly older apartment projects, and a modest upward adjustment for this factor is indicated. The average unit size is moderately smaller than the subject, and we have applied an upward adjustment for unit size. Project amenities and overall appeal are slightly inferior, and this project has an older, inferior appearance, we have adjusted upward slightly for this factor. Overall, this sale was inferior to the subject and a net upward adjustment was warranted to its price per unit indication.

IMPROVED SALE THREE

This comparable represents the acquisition of a garden apartment complex developed in 1985. The project comprises 590 units and sold for $62,415 per unit. This complex is located approximately three miles north of the subject property

Adjustments for property rights conveyed, financing terms, and conditions of sale are not required. This transaction occurred in August 2002, and a very modest upward adjustment for changed market conditions is required, primarily due to declining overall capitalization rates over the period of analysis.

This project was constructed in 1985, and is newer than the subject. The property is similar/superior to the subject in overall condition and quality of construction, and a moderate overall downward adjustment for these factors is applied. This location along Haverwood enjoys slightly superior (newer) surrounding uses, and a modest downward adjustment for this factor is indicated. The average unit size is moderately smaller than the subject, and we have applied a modest upward adjustment for unit size. Project amenities and overall appeal are similar, and we have not adjusted for this factor. Overall, this sale was superior to the subject and a downward net adjustment was warranted to its price per unit indication.

Covington Pointe Apartments                            SALES COMPARISON APPROACH

IMPROVED SALE FOUR

This comparable represents the acquisition of a garden apartment complex developed in 1984. The project comprises 150 units and sold for $48,333 per unit. This complex is located approximately two and one quarter miles west of the subject property.

Adjustments for property rights conveyed, financing terms, and conditions of sale are not required. This transaction occurred in October 2001, and a modest upward adjustment for changed market conditions is required, primarily due to declining overall capitalization rates over the period of analysis.

This project was constructed in 1984, and is slightly newer than the subject. The property is relatively similar to the subject in overall condition and quality of construction, and an overall adjustment for these physical factors is not indicated. This location along Marsh Lane in Carrollton enjoys similar/superior access and visibility. However, surrounding uses are generally older and inferior, and a modest upward adjustment for location is indicated. The average unit size is moderately smaller than the subject, and we have applied an upward adjustment for unit size. Project amenities and overall appeal are similar, and we have not adjusted for this factor. Overall, this sale was inferior to the subject and a net upward adjustment was warranted to its price per unit indication.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy that may not exist in the current market. However, the grid has been included in order to illustrate the magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data was not readily available, we used our best judgment to make a reasonable estimate for the appropriate warranted adjustment.

Covington Pointe Apartments                            SALES COMPARISON APPROACH

                         APARTMENT SALES ADJUSTMENT GRID

Comparable Number                   1             2            3             4       Subj.
                                                                                      Pro
                                                                                     Forma
Transaction Type                  Sale          Sale         Sale          Sale        --
Transaction Date                 Aug-01        Jun-01       Aug-02        Oct-01       --
Year Built                        1986          1980         1985          1984       1982
No. Units                          236           204          590           150       180
Avg. Unit Size                     870           962          932           925       1040
Adjusted Sale Price            $12,450,000   $9,000,000   $36,825,000   $7,250,000
Price Per Unit                 $  52,754     $  44,118    $  62,415     $  48,333
Occupancy                          90%           95%          88%           94%        92%
NOI Per Unit                   $  4,410      $  3,251     $  4,993      $  4,302     $4,629
OAR                               8.36%         7.37%        8.00%         8.90%       --
----------------------------------------------------------------------------------
Adj. Price Per Unit            $  52,754     $  44,118    $  62,415     $  48,333
----------------------------------------------------------------------------------
Property Rights Conveyed           0%            0%           0%            0%
Financing Terms                    0%            0%           0%            0%
Conditions of Sale                 0%            0%           0%            0%
Market Conditions (Time)           5%            5%           3%            5%
----------------------------------------------------------------------------------
Subtotal                       $  55,392     $  46,324    $  64,288     $  50,750
----------------------------------------------------------------------------------
Age/Condition/Quality              -5%           5%          -10%           0%
Location                           0%            5%           -5%           5%
Average Unit Size                  10%           5%           5%            5%
Project Amenities/Appeal           0%            5%           0%            0%
----------------------------------------------------------------------------------
Total Other Adjustments            5%            20%         -10%           10%
==================================================================================
INDICATED VALUE PER UNIT       $  58,162     $  55,588    $  57,859     $  55,825
==================================================================================

Compiled by: CB Richard Ellis, Inc.

SALES COMPARISON APPROACH CONCLUSION

Based on the preceding discussions of each comparable and the foregoing adjustment analysis, a price per unit indication near the upper middle range indicated by the comparables was most appropriate for the subject.

The following table presents the estimated value for the subject as indicated by the Sales Comparison Approach.

Covington Pointe Apartments                            SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

 TOTAL UNITS            X          VALUE PER UNIT       =            VALUE
------------------------------------------------------------------------------
     180                X             $55,500           =        $   9,990,000
     180                X             $58,000           =        $  10,440,000
------------------------------------------------------------------------------

VALUE CONCLUSION
INDICATED STABILIZED VALUE                                       $  10,300,000
Deferred Maintenance                                             $           0
Lease-Up Discount                                                $           0
                                                                 -------------
VALUE INDICATION                                                 $  10,300,000
ROUNDED                                                          $  10,300,000
VALUE PER UNIT                                                   $      57,222

Compiled by: CB Richard Ellis, Inc.

NET OPERATING INCOME ANALYSIS

As a cross check to the foregoing analysis, the net operating income (NOI) being generated by the comparable sales as compared to the subject's pro forma NOI that was estimated in the Income Capitalization Approach has been analyzed. In general, it is a fundamental assumption that the physical characteristics of a property (e.g., location, access, design/ appeal, condition, etc.) are reflected in the net operating income being generated, and the resultant price per unit paid for a property has a direct relationship to the NOI being generated.

The following NOI analysis table illustrates the sale prices (after adjustments for conditions of sale and market conditions) of the individual sales plotted in comparison their NOIs. In addition, a trend line has been plotted based on a linear regression analysis of the comparables. The subject's indicated value has been plotted along this trend line at its pro forma stabilized NOI.

Covington Pointe Apartments                            SALES COMPARISON APPROACH

                          NET OPERATING INCOME ANALYSIS

                                  [LINE GRAPH]

                                  NOI Per Unit

Compiled by: CB Richard Ellis, Inc.

The concluded value presented herein provides economic support for the direct comparison of sale comparables.

EFFECTIVE GROSS INCOME ANALYSIS

At the request of the client, the effective gross income multiplier is also considered. The effective gross income multiplier (EGIM) indicators for the comparables range from 5.60 to 7.07, with a mean of 6.19. The subject is generally within the upper middle of the comparative set, and thus an EGIM within the upper middle range would be appropriate. The subject's effective gross income is subsequently estimated within the Income Capitalization Approach at $1,605,089. Utilizing an EGIM from the upper middle range of 6.4 provides a value indication of $10,272,570, or (rounded) $10,275,000, which is $57,083 per unit. This value conclusion is similar to the value indications derived by both the direct comparison and NOI regression analysis previously presented, and adds credence to these value conclusions.

PRICE PER SQUARE FOOT ANALYSIS

At the request of the client, the price per square foot is also considered. The price per square foot indicators for the comparables range from $45.85 to $66.95, with a mean of $56.43 per square foot. The subject contains a total of 187,782 square feet of net rentable area. The subject has a relatively large unit size, which is larger than all of the comparables. Properties with larger unit sizes tend to sell for a lower price per square foot relative to projects with smaller unit sizes, and thus a price per square foot within the lower middle range would be appropriate. Utilizing a price per

Covington Pointe Apartments                            SALES COMPARISON APPROACH

square foot from the lower middle range of $55.00 provides a value indication of $10,328,010, or (rounded) $10,330,000, which is $57,389 per unit. This value conclusion is similar to the value indications derived by the direct per-unit comparison, the NOI regression analysis, and the EGIM analysis previously presented, and adds credence to these value conclusions.

FINAL RECONCILIATION OF THE SALES COMPARISON APPROACH

Direct per-unit comparison yielded an as-is value conclusion of $10,300,000. The linear regression indicator is $57,990 per unit, or (rounded) $10,440,000. The EGIM value indication is $10,275,000, while the price per square foot indicator is $10,330,000. Primary credence is placed on the direct per-unit analysis, and is very well supported by the other indicators. Thus, the final value indicator via the Sales Comparison Approach is $10,300,000.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                         INCOME CAPITALIZATION APPROACH

The following location map and table of rents summarizes the comparable data used in the valuation of the subject property. A detailed description of each transaction is included in the Addenda.

                                     [MAP]

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

 COMP.                                                              YEAR     NO.   AVG. RENT
  NO.              NAME                        LOCATION             BUILT   UNITS  PER UNIT    OCC.
---------------------------------------------------------------------------------------------------
   1     Bear Creek                  15935 Bent Tree Forest         1980     152   $     701    81%
                                     Circle,
                                     Dallas, TX

   2     Bent Oaks                   16000 Bent Tree Forest         1979     200   $     813    89%
                                     Circle,
                                     Dallas, TX

   3     Biltmore Apartments         5225 Verde Valley,             1972     137   $     730    94%
                                     Dallas, TX

   4     Fairways Of Bent Tree       15905 Bent Tree Forest         1979     200   $     896    91%
                                     Circle,
                                     Dallas, TX

   5     Trails On Knoll Trail       15678 Knoll Trail,             1990     114   $     620    90%
                                     Dallas, TX

----------------------------------------------------------------------------------------------------

  Subj.  Covington Point Apartments  5330 Bent Tree Forest Drive,   1982     180          --    96%
  Pro                                Dallas, Texas
 Forma

Compiled by: CB Richard Ellis, Inc.

The rentals utilized represent the best data available for comparison with the subject property. They were selected from our research of comparable rentals within the same subject submarket. These rent comparables were chosen based upon similarity in locational and physical characteristics.

ANALYSIS OF RENT COMPARABLES

RENT COMPARABLE ONE

Bear Creek Apartments is a 152-unit, garden-style apartment property developed in 1980. This complex is located less than one quarter of a mile northeast of the subject property. As compared to the subject, this project is viewed as slightly superior with respect to quality of construction and design appeal, while regarded as similar in terms of location/view and age/condition. Amenities for this property include one pool, one laundry facility, jacuzzi, clubhouse, BBQ grills, fireplaces, washer/dryer connections (in two bedroom units only), frost free refrigerators, dishwashers, disposals, ceiling fans, patios/balconies with private unit alarms and vaulted ceilings available in select units. This project does not have icemakers, built-in microwave ovens or controlled access gates, while it does feature private unit alarms. Overall, these elements are considered to be slightly inferior to similar to the subject's unit amenities. Although this property's individual units were considered slightly inferior to similar to the subject's (in terms of amenities), it is regarded as slightly superior overall to the subject property. Market participants report that this property has suffered from declining occupancy due to

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

unrealistically high rental rates and poor management. These factors have reportedly been corrected, and market rents have been aligned with market expectations.

RENT COMPARABLE TWO

The Bent Oaks Apartments is a 200-unit, garden-style apartment property developed in 1979. This complex is located less than one quarter of a mile northeast of the subject property. As compared to the subject, this project is viewed as slightly superior with respect to quality of construction, design appeal and location/view, while regarded as similar to slightly inferior in terms of and age/condition. Amenities include one pool, one laundry facility, water volleyball, basketball court, jacuzzi, BBQ grills, fitness center, controlled access gates, door-to-door trash pick-up, fireplaces, washer/dryer connections, frost free refrigerators with icemakers, dishwashers, disposals, ceiling fans, patios/balconies private unit alarms and vaulted ceilings in select units. Additionally, this project does not feature built-in microwave ovens, while it does exhibit private unit alarms. Overall, theses elements are considered to be similar to the subject's unit amenities. Given that this property offers slightly superior quality of construction, design appeal and location/view, with similar to slightly inferior age/condition, it is overall similar to slightly superior the subject property.

RENT COMPARABLE THREE

Rent Comparable Three is the Biltmore Apartments, a 137-unit project constructed in 1972. This complex is located approximately one mile south of the subject property. The overall quality of construction and age/condition of this project is inferior to the subject. Amenities include one pool, one laundry facility, water volleyball, clubhouse with fitness center, controlled access gates, door-to-door trash pick-up, fireplaces (in 1,080 square foot units only), washer/dryer connections, frost free refrigerators with icemakers, dishwashers, disposals, built-in microwave ovens, ceiling fans and patios/balconies in select units. Amenities and design appeal are regarded as generally similar, while the location/view of this property is similar to the subject in that it is located along a secondary carrier, with similar access, visibility and traffic patterns. Overall, this property is regarded as similar/inferior to the subject property.

RENT COMPARABLE FOUR

The Fairways of Bent Tree Apartments is a 200-unit, garden-style apartment property developed in 1979. This property is located less than one quarter of a mile east of the subject property. This property is 90.5% occupied and currently is not offering concessions. As compared to the subject, this project is viewed as slightly superior with respect to quality of construction and design appeal, while regarded as similar in terms of location/view and age/condition. Amenities include two pools, laundry facility, water volleyball, jacuzzi, BBQ grills, fireplaces, washer/dryer connections, door-to-door trash pick-up, frost free refrigerators with icemakers, dishwashers, disposals, patios/balconies with ceiling fans, hardwood floors, private unit alarms and vaulted ceilings in select units.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

Additionally, this project does not exhibit controlled access gates, while it does feature private unit alarms. Overall, these elements are considered to be similar to the subject's unit amenities. Given that this property offers slightly superior quality of construction and design appeal, with similar to slightly inferior location/view and age/condition, it is overall similar to the subject property.

RENT COMPARABLE FIVE

Trails on Knoll Trail is a 114-unit, garden-style property constructed in 1990. This complex is located less than one quarter of a mile west of the subject property. Overall quality of construction for this project is superior to the subject. Amenities include one pool, water volleyball, controlled access gates, washer/dryer connections, frost free refrigerators with icemakers, dishwashers, disposals, built-in microwave ovens, ceiling fans, patios/balconies and private unit alarms. Additionally, the design appeal and age of this project is superior to the subject. Amenities are generally similar to the subject; however, this property offers private unit alarms. The location/view of this property considered superior, being located at the intersection of two secondary carriers. Overall, this comparable provides an upper indicator of the market rental rates for the appraised property's units.

SUBJECT QUOTED RENTS

The following table depicts the subject's unit mix and quoted rental rates.

                                  QUOTED RENTS

                  No. of     Unit      Quoted   Rent
    Type          Units    Size (SF)   Rents   Per SF
-----------------------------------------------------
       1BR/1BA       45      827 SF    $  659  $ 0.80
       1BR/1BA       69    1,009 SF    $  739  $ 0.73
       2BR/2BA       66    1,217 SF    $  879  $ 0.72
-----------------------------------------------------
Total/Average:      180    1,040 SF    $  770  $ 0.74
-----------------------------------------------------

Compiled by: CB Richard Ellis, Inc.

ESTIMATE OF MARKET RENT

In order to estimate the market rates for the various floor plans, the subject unit types have been compared with similar units in the comparable projects. The asking rental rate for the subject property and comparable properties has been used for this analysis. Concessions are sometimes utilized throughout the area and at the subject property, and concessions will be addressed later within the income approach. The following is a discussion of each unit type.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

ONE-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                ONE BEDROOM UNITS

                                               RENTAL RATES
COMPARABLE                            SIZE     $/MO.   $/SF
-----------------------------------------------------------
Trails On Knoll Trail                 484 SF   $525   $1.08
Trails On Knoll Trail                 626 SF   $605   $0.97
Bear Creek                            655 SF   $575   $0.88
Trails On Knoll Trail                 675 SF   $625   $0.93
Bear Creek                            725 SF   $615   $0.85
Trails On Knoll Trail                 736 SF   $650   $0.88
Bent Oaks                             750 SF   $695   $0.93
Biltmore Apartments                   800 SF   $600   $0.75
SUBJECT                               827 SF   $659   $0.80
Fairways Of Bent Tree                 833 SF   $727   $0.87
Trails On Knoll Trail                 847 SF   $740   $0.87
Biltmore Apartments                   858 SF   $650   $0.76
Bent Oaks                             871 SF   $802   $0.92
Fairways Of Bent Tree                 918 SF   $750   $0.82
Fairways Of Bent Tree                 930 SF   $800   $0.86
Fairways Of Bent Tree                 977 SF   $825   $0.84
SUBJECT                             1,009 SF   $739   $0.73

Compiled by: CB Richard Ellis, Inc.

Several of the rent comparables continue to utilize concessions, while quoting higher rental rates. Thus, the subject's quoted rates (which do not utilize concessions) would be expected to be in the lower range of the data.

The subject's quoted rental rates are within the range indicated by the rent comparables. Although the quoted rental rate per square foot for the largest one-bedroom unit is below the lower range of the comparables, the monthly rate is within the range of one-bedroom units in the competitive set. The smaller one-bedroom unit is within the lower to lower/middle range of the comparable set. The subject's rent roll indicates that a majority of the occupied one-bedroom units are leased at the quoted rates. Considering the available data, monthly market rent for the subject units is estimated at the quoted rates.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

TWO-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                TWO BEDROOM UNITS

                                              RENTAL RATES
COMPARABLE                            SIZE    $/MO.    $/SF
-----------------------------------------------------------
Bent Oaks                             871 SF  $  812  $0.93
Bear Creek                            890 SF  $  755  $0.85
Trails On Knoll Trail                 917 SF  $  800  $0.87
Biltmore Apartments                 1,028 SF  $  825  $0.80
Bent Oaks                           1,033 SF  $  877  $0.85
Bear Creek                          1,050 SF  $  810  $0.77
Biltmore Apartments                 1,080 SF  $  775  $0.72
Fairways Of Bent Tree               1,099 SF  $  915  $0.83
Fairways Of Bent Tree               1,169 SF  $  945  $0.81
SUBJECT                             1,217 SF  $  879  $0.72
Bent Oaks                           1,247 SF  $  997  $0.80
Fairways Of Bent Tree               1,275 SF  $1,009  $0.79
Fairways Of Bent Tree               1,421 SF  $1,125  $0.79
Fairways Of Bent Tree               1,452 SF  $1,137  $0.78

Compiled by: CB Richard Ellis, Inc.

Several of the rent comparables continue to utilize concessions, while quoting higher rental rates. Thus, the subject's quoted rates (which do not utilize concessions) would be expected to be in the lower range of the data.

The subject's quoted rental rate is within the low range indicated by the rent comparables. Although the quoted rental rate per square foot is at the lowest range of the comparables, the quoted monthly rate is within the lower range indicated by the competitive set. The subject's rent roll indicates that a majority of the occupied two-bedroom units are leased at the quoted rates. Considering the available data, monthly market rent for the subject units is estimated at the quoted rates.

MARKET RENT CONCLUSIONS

Based on the foregoing analysis and discussion, the following is the estimate of potential rental income for the subject:

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                             MARKET RENT CONCLUSIONS

 No.                    Unit                       Monthly Rent           Annual Rent       Annual
Units    Unit Type      Size      Total SF    $/Unit  $/SF     PRI      $/Unit     $/SF     Total
----------------------------------------------------------------------------------------------------
 45       1BR/1BA       827 SF    37,215 SF    $659   $0.80  $ 29,655   $  7,908   $9.56  $  355,860
 69       1BR/1BA     1,009 SF    69,621 SF    $739   $0.73  $ 50,991   $  8,868   $8.79  $  611,892
 66       2BR/2BA     1,217 SF    80,322 SF    $879   $0.72  $ 58,014   $ 10,548   $8.67  $  696,168
----------------------------------------------------------------------------------------------------
180                   1,040 SF   187,158 SF    $770   $0.74  $138,660   $  9,244   $8.89  $1,663,920
----------------------------------------------------------------------------------------------------

Compiled by: CB Richard Ellis, Inc.

POTENTIAL RENTAL INCOME CONCLUSION

Within this analysis, potential rental income is estimated based upon the forward looking market rental rates over the next twelve months. This method of calculating rental income is most prevalent in the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

                             POTENTIAL RENTAL INCOME

Year                                             Total           % Change
-------------------------------------------------------------------------
2001                                           $1,907,295           --
2002                                           $1,747,672           -8%
2003 Budget                                    $1,673,183           --
CB RICHARD ELLIS, INC. ESTIMATE                $1,663,920           -1%

Source: Operating Statements

Our pro forma estimate is slightly below the most recent full year due to recently implemented rental rate decreases at the subject property, which are not reflected in the historical data. When rates were decreased, rent concessions were generally discontinued. Further, the pro forma estimate is similar to the budgeted figures for the coming year and appears reasonable.

RENT ROLL ANALYSIS

The rent roll analysis serves as a crosscheck to the estimate of market rent for the subject. The collections shown on the rent roll include rent premiums and/or discounts.

                               RENT ROLL ANALYSIS

                                                 Total             Total
Revenue Component                             Monthly Rent      Annual Rent
---------------------------------------------------------------------------
   173 Occupied Units at Contract Rates       $    128,961      $ 1,547,532
     7 Vacant Units at Quoted Rates           $      5,288      $    63,456
---------------------------------------------------------------------------
   180 Total Units                            $    134,249      $ 1,610,988
---------------------------------------------------------------------------

Compiled by: CB Richard Ellis

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

The variation between the total annual rent reflected in the rent roll analysis and the market rent conclusion owes to older leases that do not reflect recent increases in rental rates. Property management indicated that the majority of units are being signed at market rates upon lease renewal. The recent rent roll provided also reflects that recently leased units are achieving the quoted (and concluded) market rates. Therefore, the current variance between the rent roll and the market rent conclusion is considered transitional, and the market rent conclusion is considered appropriate.

RENT CONCESSIONS

Rent concessions are currently not prevalent in the local market nor are they typically present at the subject property. Concessions are typically utilized only during periods in which the management company is promoting regional or national rent specials.

LOSS TO LEASE

Within the local market, buyers and sellers typically recognize a reduction in potential rental income due to the difference between market and contract rental rates. The difference between contract rental rates and the market rental rates is minimal due to stagnant effective rental rates, and thus in this instance an allocation for loss to lease of 1% is utilized.

VACANCY AND COLLECTION LOSS

The subject's estimated stabilized occupancy rate was previously analyzed and discussed in the Market Analysis (including an analysis of collection loss). The subject's vacancy is detailed as follows:

                           VACANCY AND COLLECTION LOSS

Year                                                     % PGI
--------------------------------------------------------------
2001                                                       9%
2002                                                      13%
2003 Budget                                                5%
CB RICHARD ELLIS, INC. ESTIMATE                            8%

Source: Operating Statements

OTHER INCOME

Other income is supplemental to that derived from leasing of the improvements. This includes categories such as forfeited deposits, vending machines, late charges, etc. The subject's ancillary income is detailed as follows:

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                                  OTHER INCOME

Year                                            Total     $/Unit
----------------------------------------------------------------
2001                                           $50,749    $  282
2002                                           $85,882    $  477
2003 Budget                                    $50,208    $  279
CB RICHARD ELLIS, INC. ESTIMATE                $60,000    $  333

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data. Further, this estimate is an effective number whereby a vacancy and collection loss factor was not applied to this amount.

EXPENSE REIMBURSEMENTS

As noted previously, the subject property includes a RUBS program whereby the landlord's water and sewer costs are passed-through to the tenant based upon their respective usage. The subject's expense reimbursements are detailed as follows:

                             UTILITY REIMBURSEMENTS

Year                                            Total     $/Unit
----------------------------------------------------------------
2001                                           $11,876    $   66
2002                                           $18,327    $  102
2003 Budget                                    $27,036    $  150
CB RICHARD ELLIS, INC. ESTIMATE                $25,000    $  139

Source: Operating Statements

Our estimate of utility expense reimbursements is based upon the subject's historical data, which are effective figures. Therefore, a vacancy and collection loss factor is not applied to this amount.

EFFECTIVE GROSS INCOME

The subject's effective gross income is detailed as follows:

                             EFFECTIVE GROSS INCOME

Year                                            Total       % Change
--------------------------------------------------------------------
2001                                          $1,662,206       --
2002                                          $1,579,525       -5%
2003 Budget                                   $1,659,427       --
CB RICHARD ELLIS, INC. ESTIMATE               $1,600,498       -4%

Source: Operating Statements

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

Our pro forma estimate is slightly above the most recent full year, and reflects stagnant effective rental rates.

OPERATING EXPENSE ANALYSIS

In estimating the operating expenses for the subject, the actual operating history and budgets have been analyzed. The following table presents the available operating expense history for the subject.

                               OPERATING HISTORY

YEAR-OCCUPANCY                       2001              91%             2002              87%          2003 Budget          95%
                                     Total            $/Unit           Total            $/Unit           Total           $/Unit
                                  -----------      -----------      -----------      -----------      -----------      -----------
INCOME
  Potential Rental Income         $ 1,907,295      $    10,596      $ 1,747,672      $     9,709      $ 1,673,183      $     9,295
  Less: Loss to Lease                 (66,478)            (369)         (13,447)             (75)               0                -
  Less: Concessions                   (36,053)            (200)         (39,084)            (217)          (6,000)             (33)
  Less: Vacancy & Collections
                                     (205,183)          (1,140)        (219,825)          (1,221)         (85,000)            (472)
  Utility Reimbursements               11,876               66           18,327              102           27,036              150
  Other Income                         50,749              282           85,882              477           50,208              279
                                  -----------      -----------      -----------      -----------      -----------      -----------
  Effective Gross Income          $ 1,662,206      $     9,234      $ 1,579,525      $     8,775      $ 1,659,427      $     9,219
EXPENSES
  Real Estate Taxes               $   182,999      $     1,017      $   194,642      $     1,081      $   190,425      $     1,058
  Property Insurance                   28,026              156           54,453              303           63,770              354
  Natural Gas                           1,732               10            1,662                9            2,000               11
  Electricity                          32,487              180           26,406              147           27,000              150
  Water & Sewer                        35,764              199           31,456              175           32,000              178
  Trash Removal                        16,142               90           14,918               83           15,000               83
  Repairs & Maintenance                41,244              229           36,890              205           34,379              191
  Painting & Decorating                48,902              272           40,346              224           46,000              256
  Grounds (Landscaping)                25,206              140           21,710              121           22,000              122
  Administrative Payroll               72,680              404           79,916              444           60,000              333
  Maintenance Payroll                  61,929              344           65,885              366           55,000              306
  Management Fee                       77,762              432           78,461              436           83,371              463
  Employee Taxes & Benefits            24,083              134           33,542              186           30,000              167
  Employee Apts
  (Non-Revenue Units)                  33,938              189           21,407              119           19,740              110
  Advertising & Leasing                53,616              298           37,247              207           46,434              258
  General & Administrative             22,181              123           30,995              172           24,350              135
  Reserves for Replacement                                   -                                 -                                 -
                                  -----------      -----------      -----------      -----------      -----------      -----------
  Operating Expenses              $   758,691      $     4,215      $   769,936      $     4,277      $   751,469      $     4,175
                                  ===========      ===========      ===========      ===========      ===========      ===========
NET OPERATING INCOME              $   903,515      $     5,020      $   809,589      $     4,498      $   907,958      $     5,044

Source: Operating statements

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

EXPENSE COMPARABLES

The following table summarizes expenses obtained from recognized industry publications and/or comparable properties.

                               EXPENSE COMPARABLES

Comparable Number                                     1                               2             IREM
-----------------                                -------------                   -------------     ------
Location                                         Dallas County                   Dallas County     Dallas
Units                                                168                              458
YOC                                                 1984                             1983
Expense Year                                        2002                             2001            2002
Effective Gross Income            $1,299,574      $    7,736      $3,250,000      $     7,096           -

Expenses                             Total          $/Unit          Total           $/Unit         $/Unit
--------                          ----------      ----------      ----------      ----------     ----------
  Real Estate Taxes               $  165,120      $      983      $  372,435      $      813     $      757
  Property Insurance                  22,246             132         161,291             352             70
  Natural Gas                              -               -               -               -              -
  Electricity                         30,243             180          55,219             121            113
  Water & Sewer                       70,773             421          81,249             177            268
  Cable Television                         -               -               -               -              -
  Trash Removal                       10,858              65          34,646              76              -
  Repairs & Maintenance               35,357             210          59,454             130            208
  Painting & Decorating               42,751             254          58,173             127            120
  Grounds (Landscaping)               17,342             103          57,700             126            121
  Administrative Payroll              73,726             439         138,289             302            436
  Maintenance Payroll                 51,963             309         168,287             367            436
  Management Fee                      31,142             185         101,347             221            225
      (as a % of EGI)                                    2.4%                            4.0%           4.0%
  Employee Taxes & Benefits           39,260             234          58,419             128             88
  Employee Apts (Non-Revenue          19,315             115          64,753             141            125
  Security                             2,903              17               -               -             27
  Advertising & Leasing               29,559             176          95,826             209            155
  General & Administrative            47,683             284          68,548             150            300
  Reserves for Replacement                 -               -         114,500             250              -
                                  ----------      ----------      ----------      ----------     ----------
Operating Expenses                $  690,241      $    4,109      $1,690,136      $    3,690     $    3,600 *
      Operating Expense Ratio                           53.1%                           48.8%

* The median total differs from the sum of the individual amounts.

Source: Actual operating statements and IREM Income and Expense Report

EXPENSE ESTIMATE

The following subsections represent the analysis for the pro forma estimate of each category of the subject's stabilized expenses.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

REAL ESTATE TAXES

The real estate taxes for the subject were previously discussed. The subject's expense is detailed as follows:

                                REAL ESTATE TAXES

Year                                       Total               $/Unit
----                                       -----               ------
2001                                     $182,999              $1,017
2002                                     $194,642              $1,081
2003 Budget                              $190,425              $1,058
Expense Comparable 1                          N/A              $  983
Expense Comparable 2                          N/A              $  813
IREM                                          N/A              $  757
CB RICHARD ELLIS, INC. ESTIMATE          $187,421              $1,041
                                         --------              ------

Source: Operating Statements

The subject's recent historical and budgeted amounts are generally consistent and based upon the historical assessment of the property. Our estimate is based on the current property assessment and tax rate, is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

PROPERTY INSURANCE

Property insurance expenses typically include fire and extended coverage and owner's liability coverage. The subject's expense is detailed as follows:

                              PROPERTY INSURANCE

Year                                            Total       $/Unit
----                                            -----       ------
2001                                           $28,026       $156
2002                                           $54,453       $303
2003 Budget                                    $63,770       $354
Expense Comparable 1                               N/A       $132
Expense Comparable 2                               N/A       $352
IREM                                               N/A       $ 70
CB RICHARD ELLIS, INC. ESTIMATE                $58,500       $325
                                               -------       ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. This expense doubled in 2002 over the 2001 expense. After the terrorist attacks of September 11th, property insurance for all property types has increased sharply. The most recent full year is at the high range of the expense comparables and appears slightly high based on the comparable data. Thus, we have therefore concluded the subject's pro forma estimate at the high end of the typical range. Our estimate is consistent with other

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

properties operating in the area and generally supported by the available historical and budgeted financial data.

NATURAL GAS

The subject property includes natural gas for the operation of various equipment and/or appliances. The subject's expense is detailed as follows:

                                   NATURAL GAS

Year                                            Total       $/Unit
----                                            -----       ------
2001                                           $1,732        $10
2002                                           $1,662        $ 9
2003 Budget                                    $2,000        $11
Expense Comparable 1                              N/A        $ 0
Expense Comparable 2                              N/A        $ 0
IREM                                              N/A        $ 0
CB RICHARD ELLIS, INC. ESTIMATE                $1,980        $11
                                               ------        ---

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. Our estimate is generally supported by the available historical and budgeted financial data.

ELECTRICITY

Electricity expenses are typically very property specific, and comparables offer a minimal indication of an appropriate level. We have found the best indication of this expense is the subject's recent historical and budgeted level. The subject's expense is detailed as follows:

                                   ELECTRICITY

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $32,487      $180
2002                                           $26,406      $147
2003 Budget                                    $27,000      $150
Expense Comparable 1                               N/A      $180
Expense Comparable 2                               N/A      $121
IREM                                               N/A      $113
CB RICHARD ELLIS, INC. ESTIMATE                $27,000      $150
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

WATER & SEWER

As with the other utility expenses, water and sewer costs are typically very property specific. This expense has increased during recent years, which is a function of normal inflationary pressures. This expense typically ranges from approximately $150 to $300 per unit annually, with most properties being toward the middle to lower end of the range. Further, a large portion of this expense is reimbursed through a RUBS program. The subject's expense is detailed as follows:

                                  WATER & SEWER

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $35,764      $199
2002                                           $31,456      $175
2003 Budget                                    $32,000      $178
Expense Comparable 1                               N/A      $421
Expense Comparable 2                               N/A      $177
IREM                                               N/A      $268
CB RICHARD ELLIS, INC. ESTIMATE                $32,400      $180
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

TRASH REMOVAL

The subject's weekly refuse services are provided by a local contractor. The subject's expense is detailed as follows:

                                  TRASH REMOVAL

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $16,142      $90
2002                                           $14,918      $83
2003 Budget                                    $15,000      $83
Expense Comparable 1                               N/A      $65
Expense Comparable 2                               N/A      $76
IREM                                               N/A      $ 0
CB RICHARD ELLIS, INC. ESTIMATE                $14,940      $83
                                               -------      ---

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is at the high range of expense comparables and we have therefore concluded the subject's pro forma estimate at

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

the high end of the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

REPAIRS & MAINTENANCE

This expense category includes the cost of routine repairs to the apartments units. The subject's expense is detailed as follows:

                              REPAIRS & MAINTENANCE

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $41,244      $229
2002                                           $36,890      $205
2003 Budget                                    $34,379      $191
Expense Comparable 1                               N/A      $210
Expense Comparable 2                               N/A      $130
IREM                                               N/A      $208
CB RICHARD ELLIS, INC. ESTIMATE                $36,000      $200
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

PAINTING & DECORATING

This expense category includes normal cleaning, painting, decorating and other "make ready" costs expended prior to the initial move-in of a tenant. The subject's expense is detailed as follows:

                              PAINTING & DECORATING

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $48,902      $272
2002                                           $40,346      $224
2003 Budget                                    $46,000      $256
Expense Comparable 1                               N/A      $254
Expense Comparable 2                               N/A      $127
IREM                                               N/A      $120
CB RICHARD ELLIS, INC. ESTIMATE                $45,000      $250
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

GROUNDS (LANDSCAPING)

This expense item covers normal landscaping and grounds maintenance of the property. The subject's expense is detailed as follows:

                              GROUNDS (LANDSCAPING)

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $25,206      $140
2002                                           $21,710      $121
2003 Budget                                    $22,000      $122
Expense Comparable 1                               N/A      $103
Expense Comparable 2                               N/A      $126
IREM                                               N/A      $121
CB RICHARD ELLIS, INC. ESTIMATE                $21,960      $122
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

ADMINISTRATIVE PAYROLL

This expense item reflects payroll costs associated with on-site management and other administrative personnel. The subject's expense is detailed as follows:

                             ADMINISTRATIVE PAYROLL

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $72,680      $404
2002                                           $79,916      $444
2003 Budget                                    $60,000      $333
Expense Comparable 1                               N/A      $439
Expense Comparable 2                               N/A      $302
IREM                                               N/A      $436
CB RICHARD ELLIS, INC. ESTIMATE                $63,000      $350
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within

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Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

MAINTENANCE PAYROLL

This expense item reflects payroll costs associated with the upkeep and maintenance of the property, including engineering and other maintenance personnel. The subject's expense is detailed as follows:

                               MAINTENANCE PAYROLL

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $61,929      $344
2002                                           $65,885      $366
2003 Budget                                    $55,000      $306
Expense Comparable 1                               N/A      $309
Expense Comparable 2                               N/A      $367
IREM                                               N/A      $436
CB RICHARD ELLIS, INC. ESTIMATE                $58,500      $325
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

MANAGEMENT FEE

Professional management fees in the local market range from 3.0% to 5.0% of effective gross income. Historically, a 4.7-5.0% management fee has been incurred by the subject. The subject's expense is detailed as follows:

                                 MANAGEMENT FEE

Year                                            Total       % EGI
----                                            -----       -----
2001                                           $77,762       4.7%
2002                                           $78,461       5.0%
2003 Budget                                    $83,371       5.0%
CB RICHARD ELLIS, INC. ESTIMATE                $64,020       4.0%
                                               -------       ---

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the mid-point of the expense comparables and we have therefore concluded the subject's pro forma estimate at the mid-point of the typical range. As shown above, the management fee last year was 5.0%. However, the overall Dallas property management market is quite competitive, and there is no

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

observed reason why the subject could not obtain excellent 3rd party management services for a lower management fee. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

EMPLOYEE TAXES & BENEFITS

This expense item includes all employee payroll taxes and other employment benefits for the subject property. The subject's expense is detailed as follows:

                            EMPLOYEE TAXES & BENEFITS

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $24,083      $134
2002                                           $33,542      $186
2003 Budget                                    $30,000      $167
Expense Comparable 1                               N/A      $234
Expense Comparable 2                               N/A      $128
IREM                                               N/A      $ 88
CB RICHARD ELLIS, INC. ESTIMATE                $31,500      $175
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

EMPLOYEE APARTMENTS (NON-REVENUE UNITS)

Apartment properties typically include units that are non-revenue producing. These may include model units, employee units, or others. The subject's expense is detailed as follows:

                        EMPLOYEE APTS (NON-REVENUE UNITS)

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $33,938      $189
2002                                           $21,407      $119
2003 Budget                                    $19,740      $110
Expense Comparable 1                               N/A      $115
Expense Comparable 2                               N/A      $141
IREM                                               N/A      $125
CB RICHARD ELLIS, INC. ESTIMATE                $20,700      $115
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within of

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

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

ADVERTISING & LEASING

This expense category accounts for placement of advertising, commissions, signage, brochures, and newsletters. The subject's expense is detailed as follows:

                              ADVERTISING & LEASING

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $53,616      $298
2002                                           $37,247      $207
2003 Budget                                    $46,434      $258
Expense Comparable 1                               N/A      $176
Expense Comparable 2                               N/A      $209
IREM                                               N/A      $155
CB RICHARD ELLIS, INC. ESTIMATE                $36,900      $205
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the mid-point of the expense comparables and we have therefore concluded the subject's pro forma estimate at the mid-point of the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

GENERAL & ADMINISTRATIVE

Administrative expenses typically include legal costs, accounting, items which are not provided by off-site management, telephone, supplies, furniture, and temporary help. The subject's expense is detailed as follows:

                            GENERAL & ADMINISTRATIVE

Year                                            Total      $/Unit
----                                            -----      ------
2001                                           $22,181      $123
2002                                           $30,995      $172
2003 Budget                                    $24,350      $135
Expense Comparable 1                               N/A      $284
Expense Comparable 2                               N/A      $150
IREM                                               N/A      $300
CB RICHARD ELLIS, INC. ESTIMATE                $31,500      $175
                                               -------      ----

Source: Operating Statements

The subject's recent historical and budgeted amounts vary. The most recent full year is consistent with the expense comparables and we have therefore concluded the subject's pro forma estimate within

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

RESERVES FOR REPLACEMENT

Reserves for replacement have been estimated based on discussions with knowledgeable market participants who indicate a range from $150 to $300 per unit for comparable properties. The subject's expense is detailed as follows:

                            RESERVES FOR REPLACEMENT

Year                                            Total       $/Unit
----                                            -----       ------
2001                                           $     0      $  0
2002                                           $     0      $  0
2003 Budget                                    $     0      $  0
Expense Comparable 1                               N/A      $  0
Expense Comparable 2                               N/A      $250
IREM                                               N/A      $  0
CB RICHARD ELLIS, INC. ESTIMATE                $36,000      $200

Source: Operating Statements

OPERATING EXPENSE CONCLUSION

The subject's expense is detailed as follows:

                               OPERATING EXPENSES

Year                                            Total       $/Unit
----                                            -----       ------
2001                                           $758,691     $4,215
2002                                           $769,936     $4,277
2003 Budget                                    $751,469     $4,175
Expense Comparable 1                                N/A     $4,109
Expense Comparable 2                                N/A     $3,690
IREM                                                N/A     $3,600
CB RICHARD ELLIS, INC. ESTIMATE                $767,321     $4,263

Source: Operating Statements

The subject's per unit operating expense pro forma is in line with the total per unit operating expenses indicated by the expense comparables and published data, and the subject estimate is supported by the actual operating history trend indicated above.

NET OPERATING INCOME CONCLUSION

The subject's net operating income is detailed as follows:

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                              NET OPERATING INCOME

Year                                             Total      $/Unit
----                                             -----      ------
2001                                           $903,515     $5,020
2002                                           $809,589     $4,498
2003 Budget                                    $907,958     $5,044
CB RICHARD ELLIS, INC. ESTIMATE                $833,177     $4,629

Source: Operating Statements

Our pro forma estimate is slightly lower than the most recent full year due to stagnant effective rental rates and increasing expenses.

DIRECT CAPITALIZATION

Direct capitalization is a method used to convert a single year's estimated stabilized net operating income into a value indication. The following subsections represent different techniques for deriving an overall capitalization rate for direct capitalization.

COMPARABLE SALES

The OARs confirmed for the comparable sales analyzed in the Sales Comparison Approach are as follows:

                         COMPARABLE CAPITALIZATION RATES

                    Sale     Sale Price                  Pro Forma
     Sale           Date       $/Unit      Occupancy        OAR
     ----           ----       ------      ---------     ---------
      1            Aug-01     $52,754         90%             8.36%
      2            Jun-01     $44,118         95%             7.37%
      3            Aug-02     $62,415         88%             8.00%
      4            Oct-01     $48,333         94%             8.90%
INDICATED OAR:                                           7.75-8.25%

Compiled by: CB Richard Ellis, Inc.

Based on the subject's current investment characteristics and its competitive position in the local market, an OAR in the middle portion of the range indicated by the comparables is considered appropriate.

PUBLISHED INVESTOR SURVEYS

The results of the most recent National Investor Survey, published by CB Richard Ellis, Inc., are summarized in the following table.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                          OVERALL CAPITALIZATION RATES

Investment Type                  OAR Range           Average
---------------                  ---------           -------
Apartments
  Class A                     7.00%  -   9.00%         8.30%
  Class B                     7.50%  -  10.00%         8.90%
  Class C                     7.50%  -  11.00%         9.80%
INDICATED OAR:                                     7.75-8.5%

Source: CB Richard Ellis, Inc. National Investor Survey

MARKET PARTICIPANTS

The results of recent interviews with knowledgeable real estate professionals are summarized in the following table.

                    OVERALL CAPITALIZATION RATES - APARTMENT

Respondent                                      Company            OAR        Date of Survey
----------                                      -------            ---        --------------
Dirk Goris                               CB Richard Ellis, Inc.   7.5-8.0%         May-03
Nita Stewart                             CB Richard Ellis, Inc.       8.0%         Jan-03
Tracy Kennedy                                  L/J. Melody        7.5-8.5%         Jan-03
INDICATED OAR:                                                                 7.75%-8.25%

Compiled by: CB Richard Ellis, Inc.

BAND OF INVESTMENT

The band of the investment technique has been utilized as a crosscheck to the foregoing techniques. The analysis is shown in the following table.

                               BAND OF INVESTMENT

Mortgage Interest Rate                          5.50%
Mortgage Term (Amortization Period)         25 Years
Mortgage Ratio (Loan-to-Value)                    75%
Mortgage Constant                            0.07369
Equity Dividend Rate (EDR)                        10%

Mortgage Requirement                              75% x  0.07369 = 0.05527
Equity Requirement                                25% x  0.10000 = 0.02500
                                             -------               -------
                                                 100%              0.08027

INDICATED OAR:                                                        8.00%

Source: CB Richard Ellis, Inc.

CAPITALIZATION RATE CONCLUSION

The following table summarizes the OAR conclusions.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                     OVERALL CAPITALIZATION RATE - CONCLUSION

Source                                                        Indicated OAR
------                                                        -------------
Comparable Sales                                                 7.75-8.25%
National Investor Survey                                          7.75-8.5%
Market Participants                                             7.75%-8.25%
Band of Investment                                                    8.00%
CB RICHARD ELLIS, INC. ESTIMATE                                       8.00%

Compiled by: CB Richard Ellis, Inc.

DIRECT CAPITALIZATION SUMMARY

A summary of the direct capitalization of the subject at stabilized occupancy is illustrated in the following table.

Covington Pointe Apartments                       INCOME CAPITALIZATION APPROACH

                          DIRECT CAPITALIZATION SUMMARY

                                                            $/Unit/Yr               Total
                                                            ----------              -----
INCOME
  Potential Rental Income                                   $    9,244          $  1,663,920
  Loss to Lease                                1.00%               (92)              (16,639)
  Less: Concessions                            0.00%                 0                     -
  Vacancy and Collection Loss                  8.00%              (732)             (131,782)
                                                            ----------          ------------
NET RENTAL INCOME                                           $    8,419          $  1,515,498

  Utility Reimbursements                                           139                25,000
  Other Income                                                     333                60,000
                                                            ----------          ------------
EFFECTIVE GROSS INCOME                                      $    8,892          $  1,600,498

EXPENSES
  Real Estate Taxes                                         $    1,041          $    187,421
  Property Insurance                                               325                58,500
  Natural Gas                                                       11                 1,980
  Electricity                                                      150                27,000
  Water & Sewer                                                    180                32,400
  Trash Removal                                                     83                14,940
  Repairs & Maintenance                                            200                36,000
  Painting & Decorating                                            250                45,000
  Grounds (Landscaping)                                            122                21,960
  Administrative Payroll                                           350                63,000
  Maintenance Payroll                                              325                58,500
  Management Fee                               4.00%               356                64,020
  Employee Taxes & Benefits                                        175                31,500
  Employee Apts (Non-Revenue Units)                                115                20,700
  Advertising & Leasing                                            205                36,900
  General & Administrative                                         175                31,500
  Reserves for Replacement                                         200                36,000
                                                            ----------          ------------
OPERATING EXPENSES                                          $    4,263          $    767,321
                                                            ----------          ------------
OPERATING EXPENSE RATIO                                                                47.94%
NET OPERATING INCOME                                        $ 4,628.76          $    833,177
OAR                                                                                     8.00%
                                                                                ------------
INDICATED STABILIZED VALUE                                                      $ 10,414,716
  Deferred Maintenance                                                                     -
  Lease-Up Discount                                                                        -
                                                                                ------------
VALUE INDICATION                                                                $ 10,414,716
ROUNDED                                                                         $ 10,410,000
VALUE PER UNIT                                                                  $     57,860

                                                             CAP RATE               VALUE
                                                             --------           ------------
MATRIX ANALYSIS
                                                                  7.75%         $ 10,750,700
                                                                  8.00%         $ 10,414,700
                                                                  8.25%         $ 10,099,100

Compiled by:  CB Richard Ellis, Inc.

Covington Pointe Apartments                              RECONCILIATION OF VALUE

                             RECONCILIATION OF VALUE

The value indications from the approaches to value are summarized as follows:

                          SUMMARY OF VALUE CONCLUSIONS

Sales Comparison Approach                                     $10,300,000
Income Capitalization Approach                                $10,410,000
                                                              -----------
Reconciled Value                                              $10,400,000
                                                              -----------

Compiled by: CB Richard Ellis, Inc.

The Cost Approach typically gives a reliable value indication when there is evidence for the replacement cost estimate and when there is minimal depreciation contributing to a loss in value which must be estimated. Considering the substantial amount of depreciation present in the property, the reliability of the Cost Approach is diminished, and in this instance the Cost Approach has not been utilized.

In the Sales Comparison Approach, the subject property is compared to similar properties that have been sold recently or for which listing prices or offers are known. The sales used in this analysis are considered comparable to the subject, and the required adjustments were based on reasonable and well-supported rationale. In addition, market participants are currently analyzing purchase prices on investment properties as they relate to available substitutes in the market. Therefore, the Sales Comparison Approach is considered to provide a reliable value indication, although has been given secondary emphasis in the final value reconciliation.

The Income Capitalization Approach is applicable to the subject property since it is an income producing property leased in the open market. Market participants are primarily analyzing properties based on their income generating capability. Therefore, the Income Capitalization Approach is considered a reasonable and substantiated value indicator and has been given greatest emphasis in the final value estimate.

Based on the foregoing, the market value of the subject has been concluded as follows:

                            MARKET VALUE CONCLUSION

         APPRAISAL PREMISE                 INTEREST APPRAISED          DATE OF VALUE            VALUE CONCLUSION
         -----------------                 ------------------          -------------            ----------------
As Is                                          Fee Simple               May 23, 2003               $10,400,000

Compiled BY: CB Richard Ellis, Inc.

SPECIAL ASSUMPTIONS

None noted.

Covington Pointe Apartments                  ASSUMPTIONS AND LIMITING CONDITIONS

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to title that would adversely affect marketability or value. CB Richard Ellis, Inc. is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CB Richard Ellis, Inc., however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject property's title should be sought from a qualified title company that issues or insures title to real property.

2. Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state, and federal building codes and ordinances. CB Richard Ellis, Inc. professionals are not engineers and are not competent to judge matters of an engineering nature. CB Richard Ellis, Inc. has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CB Richard Ellis, Inc. by ownership or management; CB Richard Ellis, Inc. inspected less than 100% of the entire interior and exterior portions of the improvements; and CB Richard Ellis, Inc. was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CB Richard Ellis, Inc. reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CB Richard Ellis, Inc. has no knowledge of the existence of such materials on or in the property. CB Richard Ellis, Inc., however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CB Richard Ellis, Inc. This report may be subject to amendment upon re-inspection of the subject property subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CB Richard Ellis, Inc. has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets, and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CB Richard Ellis, Inc. reserves the right to amend conclusions reported if made aware of any such error. Accordingly,

Covington Pointe Apartments                  ASSUMPTIONS AND LIMITING CONDITIONS

      the client-addressee should carefully review all assumptions, data, relevant calculations, and conclusions within 30 days after the date of delivery of this report and should immediately notify CB Richard Ellis, Inc. of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CB Richard Ellis, Inc. will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7. CB Richard Ellis, Inc. assumes no private deed restrictions, limiting the use of the subject property in any way.

8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9. CB Richard Ellis, Inc. is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation, and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CB Richard Ellis, Inc. does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CB Richard Ellis, Inc.

12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CB Richard Ellis, Inc. to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14. This study may not be duplicated in whole or in part without the specific written consent of CB Richard Ellis, Inc. nor may this report or copies hereof be transmitted to third parties without said consent, which consent CB Richard Ellis, Inc. reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CB Richard Ellis, Inc. which consent CB Richard Ellis, Inc. reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CB Richard Ellis, Inc. shall have no accountability or responsibility to any such third party.

15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data

Covington Pointe Apartments                  ASSUMPTIONS AND LIMITING CONDITIONS

      relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CB Richard Ellis, Inc. unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CB Richard Ellis, Inc. assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CB Richard Ellis, Inc. assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CB Richard Ellis, Inc. assumes that the subject property analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CB Richard Ellis, Inc. has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CB Richard Ellis, Inc. has no specific information relating to this issue, nor is CB Richard Ellis, Inc. qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject property.

24. Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client proximately result in damage to Appraiser. The Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client's failure or the failure of any of the Client's agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover from the other reasonable attorney fees and costs.

25. The report is for the sole use of the client; however, client may provide only complete, final copies of the appraisal report in its entirety (but not component parts) to third parties who shall review such reports in connection with loan underwriting or securitization efforts. Appraiser is not required to explain or testify as to appraisal results other than to respond to the client for routine and customary questions. Please note that our consent to allow an appraisal report prepared by CB Richard Ellis, Inc. or portions of such report, to become part of or be referenced in any public offering, the granting of such consent will be at our sole discretion and, if given, will be on condition that we will be provided with an Indemnification Agreement and/or Non-Reliance letter, in a form and content satisfactory to us, by a party satisfactory to us. We do consent to your submission of the reports to rating agencies, loan participants or your auditors in its entirety (but not component parts) without the need to provide us with an Indemnification Agreement and/or Non-Reliance letter.

Covington Pointe Apartments                                              ADDENDA

                                     ADDENDA

Covington Pointe Apartments                                           ADDENDUM A

                                   ADDENDUM A

                                GLOSSARY OF TERMS

Covington Pointe Apartments                                           ADDENDUM A

ASSESSED VALUE Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base.+

CASH EQUIVALENCY The procedure in which the sale prices of comparable properties sold with atypical financing are adjusted to reflect typical market terms.

CONTRACT, COUPON, FACE, OR NOMINAL RENT The nominal rent payment specified in the lease contract. It does not reflect any offsets for free rent, unusual tenant improvement conditions, or other factors that may modify the effective rent payment.

COUPON RENT

  See  Contract, Coupon, Face, or Nominal Rent

EFFECTIVE RENT 1) The rental rate net of financial concessions such as periods of no rent during a lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis.++ 2) The economic rent paid by the lessee when normalized to account for financial concessions, such as escalation clauses, and other factors. Contract, or normal, rents must be converted to effective rents to form a consistent basis of comparison between comparables.

FACE RENT

  See Contract, Coupon, Face, or Nominal Rent

FEE SIMPLE ESTATE Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.++

FLOOR AREA RATIO (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio.++

FULL SERVICE LEASE A lease in which rent covers all operating expenses.
  Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.

GOING CONCERN VALUE Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only.

  Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value.+

GROSS BUILDING AREA (GBA) The sum of all areas at each floor as measured to the exterior walls.

INSURABLE VALUE Insurable Value is based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. Insurable value is that portion of the value of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. This value is often controlled by state law and varies from state to state.+

INVESTMENT VALUE Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires, needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser.+

LEASED FEE

  See leased fee estate

LEASED FEE ESTATE An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.++

LEASEHOLD

  See leasehold estate

LEASEHOLD ESTATE The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.++

LOAD FACTOR The amount added to usable area to calculate the rentable area. It is also referred to as a "rentable add-on factor" which, according to BOMA,

Covington Pointe Apartments                                           ADDENDUM A

  "is computed by dividing the difference between the usable square footage and rentable square footage by the amount of the usable area. Convert the figure into a percentage by multiplying by 100.

MARKET VALUE "AS IF COMPLETE" ON THE APPRAISAL DATE Market value as if complete on the appraisal date is an estimate of the market value of a property with all construction, conversion, or rehabilitation hypothetically completed, or under other specified hypothetical conditions as of the date of the appraisal. With regard to properties wherein anticipated market conditions indicate that stabilized occupancy is not likely as of the date of completion, this estimate of value should reflect the market value of the property as if complete and prepared for occupancy by tenants.

MARKET VALUE "AS IS" ON THE APPRAISAL DATE Market value "as is" on the appraisal date is an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date of appraisal.

MARKET VALUE Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.=

MARKETING PERIOD The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal.++

NET LEASE Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance, and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.

NET RENTABLE AREA (NRA) 1) The area on which rent is computed. 2) The Rentable
  Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms, and lobby of the floor."

NOMINAL RENT

  See Contract, Coupon, Face, or Nominal Rent

PROSPECTIVE FUTURE VALUE "UPON COMPLETION OF CONSTRUCTION" Prospective future value "upon completion of construction" is the prospective value of a property on the future date that construction is completed, based upon market conditions forecast to exist, as of that completion date. The value estimate at this stage is stated in current dollars unless otherwise indicated.

PROSPECTIVE FUTURE VALUE "UPON REACHING STABILIZED OCCUPANCY" Prospective future value "upon reaching stabilized occupancy" is the prospective value of a property at a future point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. The value estimate at this stage is stated in current dollars unless otherwise indicated.

REASONABLE EXPOSURE TIME The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.--

RENT

  See
  full service lease
  net lease
  contract, coupon, face, or nominal rent
  effective rent

SHELL SPACE Space which has not had any interior finishing installed, including even basic improvements such as ceilings and interior walls, as well as partitions, floor coverings, wall coverings, etc..

Covington Pointe Apartments                                           ADDENDUM A

USABLE AREA 1) The area actually used by individual tenants. 2) The Usable Area of an office building is computed by measuring to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby, and any major vertical penetrations of a multi-tenant floor. -

USE VALUE Use value is a concept based on the productivity of an economic good.
  Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale.+

VALUE APPRAISED During the real estate development process, a property typically progresses from a state of unimproved land to construction of improvements to stabilized occupancy. In general, the market value associated with the property increases during these stages of development. After reaching stabilized occupancy, ongoing forces affect the property during its life, including a physical wear and tear, changing market conditions, etc. These factors continually influence the property's market value at any given point in time.

  See also
  market value "as is" on the appraisal date market value "as if complete" on the appraisal date prospective future value "upon completion of construction" prospective future value "upon reaching stabilized occupancy"

----------------
+ The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, 2001.

++ The Dictionary of Real Estate Appraisal, Third Edition, 1993.

= The Office of the Comptroller of the Currency, 12 CFR Part 34, Subpart C, *34.42(f), August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.

- 2000 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 2000)

-- Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 19, 1992.

Covington Pointe Apartments                                           ADDENDUM B

                                   ADDENDUM B

                             ADDITIONAL PHOTOGRAPHS

Covington Pointe Apartments                                           ADDENDUM B

                                    [PICTURE]

                  VIEW OF THE PARKING AREA AND SUBJECT EXTERIOR

                                    [PICTURE]

                             VIEW OF THE POOL AREA

Covington Pointe Apartments                                           ADDENDUM B

                                    [PICTURE]

                      VIEW OF A TYPICAL APARTMENT INTERIOR

                                    [PICTURE]

                      VIEW OF A TYPICAL APARTMENT INTERIOR

Covington Pointe Apartments                                           ADDENDUM B

                                    [PICTURE]

                        VIEW ALONG BENT TREE FOREST DRIVE

                                    [PICTURE]

                 VIEW OF THE PIPELINE EASEMENT (BENEATH PARKING)

Covington Pointe Apartments                                           ADDENDUM C

                                   ADDENDUM C

                           IMPROVED COMPARABLE SALES

                              APARTMENT SALE NO. 1

AMLI ON ROSEMEADE

LOCATION DATA

Location:                                     4300 ROSEMEADE
                                              DALLAS, TX 75287
County:                                       DALLAS
Assessor's Parcel No:                         R1863255
Atlas Ref:                                    655-X (DALLAS)

PHYSICAL DATA

Type:                                         GARDEN
Land Area:                                    9.440 ACRES
Grs Liv.Area                                  205,250 SF
Number of Units:                              236
Average Unit Size:                            870 SF
Year Built:                                   1986
No. of Stories:                               3
Exterior:                                     BRICK VENEER
Condition:                                    GOOD
Amenities:                                    SEE COMMENTS

SALE DATA

Transaction Type:                             SALE
Date:                                         8/2001
Marketing Time:                               N/A
Grantor:                                      ALMI RESIDENTIAL PROPERTIES (LP)
Grantee:                                      ALLIANCE DK (LP)
Document No.:                                 4993-1129
Sale Price:                                   $12,450,000
Financing:                                    CASH TO SELLER
Cash Eq. Price:                               $12,450,000
Req. Capital Cost:                            $0
Adj. Sale Price:                              $12,450,000
Verification:                                 CONFIDENTIAL

ANALYSIS

Buyers Und. Crit.:                            OTHER
Overall Cap. Rate (OAR):                      8.36 %
Projected IRR:                                N/A %
Eff. Gross Multiplier (EGIM):                 6.12
Oper. Expense Ratio (OER):                    48.83 %
Price Per Square Foot:                        $60.66
Price Per Unit:                               $52,754

                        [PICTURE]

FINANCIAL DATA

Source:                                       BROKER
Occupancy at Sale:                            90%
Existing or ProForma Inc:                     PRO FORMA

                                  TOTAL                 PER UNIT
                                  -----                 --------
Potential Gross Income:        $2,259,600                $9,574
Vacancy and Credit Loss:       $  225,960                $  957
Effective Gross Income:        $2,033,640                $8,617
Expenses and Reserves:         $  993,001                $4,207
Net Operating Income:          $1,040,639                $4,409

UNIT MIX

UNIT TYPE                   NO.             SF                     %
---------                 ------         --------               -------
1 BR, 1 BA                 16                643                     6
1 BR, 1 BA                 44                685                    18
1 BR, 1 BA                 20                776                     8
1 BR, 1 BA Den             32                871                    13
1 BR, 1 BA Den             48                880                    20
2 BR, 2 BA                 40                972                    16
2 BR, 2 BA                 20               1015                     8
2 BR, 2.5 BA               10               1137                     4
2 BR, 2.5 BA                6               1140                     2
                          ---            -------                ------
TOTALS                    236            203,450                   100
                          ---            -------                ------

COMMENTS

This property is located on the north side of Rosemeade Parkway west of the North Dallas Toll Road and was in very good condition at the time of transfer. This property is now called Willow on Rosemeade. Additional income is generated from covered parking. There are a total of 20 one, two and three-story buildings at the project. Amenities include balconies/patios, ceiling fans, covered parking, dishwashers, fireplaces, fitness center, laundry facility, pool, refrigerators and washer/dryer connections. The property has a total of 375 parking spaces comprised of 325 open spaces and 50 covered spaces.

CB [LOGO] RICHARD ELLIS

                              APARTMENT SALE NO. 2

BENT TREE GARDENS

LOCATION DATA

Location:                               16651 ADDISON RD
                                        ADDISON, TX 75001
County:                                 DALLAS
Assessor's Parcel No.                   10000911929006900
Atlas Ref:                              4 - Q (DALLAS)

PHYSICAL DATA

Type:                                   GARDEN
Land Area:                              10.186 ACRES
Grs Liv.Area                            196,300 SF
Number of Units:                        204
Average Unit Size:                      962 SF
Year Built:                             1980
No. of Stories:                         2
Exterior:                               FRAME/WOOD
Condition:                              A
Amenities:                              SEE COMMENTS

SALE DATA

Transaction Type:                       SALE
Date:                                   6/2001
Marketing Time:                         N/A
Grantor:                                TRANSCONTINENTAL BENT TREE, INC.
Grantee:                                BENT TREE GARDENS PARTNERS(LP)
Document No.:                           2001107-0330
Sale Price:                             $9,000,000
Financing:                              CASH TO SELLER
Cash Eq.Price:                          $9,000,000
Req.Capital Cost:                       $0
Adj. Sale Price:                        $9,000,000
Verification:

ANALYSIS

Buyers Und. Crit.:                      OTHER
Overall Cap. Rate (OAR):                9.14%
Projected IRR:                          N/A%
Eff. Gross Multiplier (EGIM):           5.60
Oper. Expense Ratio (OER):              48.84%
Price Per Square Foot:                  $45.85
Price Per Unit:                         $44,117

                                    [PICTURE]

FINANCIAL DATA

Source:                                 SELLER
Occupancy at Sale:                      93%
Existing or ProForma Inc:               PRO FORMA

                                        TOTAL                       PER UNIT
                                        -----                       --------
Potential Gross Income:              $1,728,800                      $8,474
Vacancy and Credit Loss:             $  121,016                      $  593
Effective Gross Income:              $1,607,784                      $7,881
Expenses and Reserves:               $  785,200                      $3,849
Net Operating Income:                $  822,584                      $4,032

UNIT MIX

UNIT TYPE                        NO.          SF                  %
---------                       ----       -------              -----
1 BR/ 1 BA                       80            735                 39
2 BR/ 2 BA                      112           1090                 54
3 BR/ 2 BA                       12            925                  5
                                ---        -------                ---
TOTALS                          204        191,980                100
                                ---        -------                ---

COMMENTS

This property is located on the southwest corner of Sojourn Drive and Addison Road. The PGI was derived from rents at the time of sale reported by the property manager. Amenities include balconies/patios, firplaces (in 204 units), two laundry facilities, built-in microwaves, one pool, refrigerators, tennis court and washer/dryer connection (in 204 units). The property has 376 total parking spaces comprised of 295 open spaces and 81 covered spaces. The buyer also purchased the adjacent 292-unit Bent Tree Court and will combine both complexes into a single project named Bent Tree Park. The Dallas Central Appraisal District assessed this property at $7,999,220 for the 2001 tax year. The individual units are separately metered for electricity. There are 26, two-story residential building and one, one-story office/leasing office.

CB [LOGO] RICHARD ELLIS

                              APARTMENT SALE No. 3
GLENEAGLES ON THE CREEK

LOCATION DATA

Location:                               4909 HAVERWOOD LANE
                                        DALLAS, TX 75287
County:                                 DALLAS
Assessor's Parcel No:                   N/A
Atlas Ref:                              D4-D

PHYSICAL DATA

Type:                                   GARDEN
Land Area:                              13.670 ACRES
Grs Liv.Area                            550,023 SF
Number of Units:                        590
Average Unit Size:                      932 SF
Year Built:                             1985
No. of Stories:                         3
Exterior:                               BRICK VENEER
Condition:                              AVERAGE
Amenities:                              BALCONIES/PATIOS, 3 POOLS, COVERED
                                        PARKING, RECREATION ROOM, SECURITY
                                        GATES, TENNIS COURTS, BASKETBALL

SALE DATA

Transaction Type:                       SALE
Date:                                   8/2002
Marketing Time:                         N/A
Grantor:                                AMLI RESIDENTIAL
Grantee:                                KENNEDY-WILSON INTERNATIONAL
Document No.:                           N/A
Sale Price:                             $35,675,000
Financing:                              NOT AVAILABLE
Cash Eq. Price:                         $35,675,000
Req. Capital Cost:                      $1,150,000
Adj. Sale Price:                        $36,825,000
Verification:                           BUYER - 972.931.1778; SELLER

ANALYSIS

Buyers Und. Crit.:                      OTHER
Overall Cap. Rate (OAR):                8.00%
Projected IRR:                          N/A%
Eff. Gross Multiplier (EGIM):           7.07
Oper. Expense Ratio (OER):              43.42%
Price Per Square Foot:                  $66.95
Price Per Unit:                         $62,415

                                    [PICTURE]

FINANCIAL DATA

Source:                                 SELLER
Occupancy at Sale:                      88%
Existing or ProForma Inc:               EXISTING

                                          TOTAL                 PER UNIT
                                       ----------               --------
Potential Gross Income:                $5,915,918               $10,027
Vacancy and Credit Loss:               $  709,910               $ 1,203
Effective Gross Income:                $5,206,008               $ 8,823
Expenses and Reserves:                 $2,260,440               $ 3,831
Net Operating Income:                  $2,945,568               $ 4,992

 UNIT MIX

UNIT TYPE                 NO.                       SF                     %
---------                ----                     -------                 ---
1 BR/ 1 BA               414                          775                  70
2 BR/ 2 BA               176                         1200                  29
                         ---                      -------                 ---
TOTALS                   590                      532,050                 100
                         ---                      -------                 ---

COMMENTS

This property is along the northeast side of Haverwood Lane, north of Frankford Road and East of the Dallas North Tollway. The buyer planned to spend $1.15 million to renovate the business center and replace the roofs, and this amount has been included within the final acquisition price for analysis. Although surrounding uses and demographics are relatively upscale, this property has very narrow frontage along Haverwood Lane.

CB [LOGO] RICHARD ELLIS

                              APARTMENT SALE No. 4

LAKESIDE CLUB

LOCATION DATA

Location                               2250 MARSH LANE
                                       CARROLLTON, TX 75006
County:                                DALLAS
Assessor's Parcel No:                  N/A
Atlas Ref:                             MAPSCO 3V

PHYSICAL DATA

Type:                                  GARDEN
Land Area:                             6.000 ACRES
Grs Liv.Area                           138,785 SF
Number of Units:                       150
Average Unit Size:                     925 SF
Year Built:                            1984
No. of Stories:                        2
Exterior                               BRICK VENEER
Condition:                             AVERAGE
Amenities                              FIREPLACES, 2 POOLS, W/D HOOK-UPS

SALE DATA

Transaction Type:                      SALE
Date:                                  10/2001
Marketing Time:                        N/A
Grantor:                               MARK AND MARSHA PASKIN
Grantee:                               LASESIDE ASSOCIATES
Document No:                           2001200
Sale Price:                            $7,250,000
Financing:                             CASH TO SELLER
Cash Eq. Price:                        $7,250,000
Req. Capital Cost:                     $0
Adj. Sale Price:                       $7,250,000
Verification:                          BROKER

ANALYSIS

Buyers Und. Crit:                      OTHER
Overall Cap. Rate (OAR):               8.90 %
Projected IRR:                         N/A %
Eff. Gross Multiplier (EGIM):          5.96
Oper. Expense Ratio (OER):             46.96 %
Price Per Square Foot:                 $52.24
Price Per Unit:                        $48,333

                                    [PICTURE]

FINANCIAL DATA

Source:                                APPRAISER
Occupancy at Sale:                     94%
Existing or ProForma Inc:              EXISTING

                                          TOTAL                PER UNIT
                                       ----------              --------
Potential Gross Income:                $1,294,200               $8,628
Vacancy and Credit Loss:               $   77,652               $  517
Effective Gross Income:                $1,216,548               $8,110
Expenses and Reserves:                 $  571,298               $3,808
Net Operating Income:                  $  645,250               $4,301

UNIT MIX

UNIT TYPE                        NO.              SF                   %
                                ----           -------                ---
1 BR, 1 BA                        9                676                  6
1 BR, 1 BA                       34                630                 22
2 BR, 2 BA                       15               1033                 10
2 BR, 2.5BA                      32               1035                 21
2 BR, 2.5BA                      14               1062                  9
2 BR, 2.5BA                      32               1012                 21
2 BR, 2.5BA                      14               1092                  9
                                ---            -------                ---
TOTALS                          150            138,659                100
                                ---            -------                ---

COMMENTS

This apartment is located at 2250 Marsh Lane in Carrollton, Texas. The property was reported to be approximately 94% occupied at the time of sale. The facility was constructed in 1984 and was considered to be in average condition at the time of sale. It reportedly sold on an 8.9% capitalization rate.

CB [LOGO] RICHARD ELLIS

Covington Pointe Apartments                                           ADDENDUM D

                                   ADDENDUM D

                                RENT COMPARABLES

                           APARTMENT COMPARABLE No. 1

BEAR CREEK

LOCATION DATA

Location:                       15935 BENT TREE FOREST CIRCLE
                                DALLAS.TX 75248
County:                         DALLAS
Assessor's Parcel No:           N/A
Atlas Ref'                      5-W (DALLAS)

PHYSICAL DATA

Type:                           GARDEN
Number of Units:                152
Year Built:                     1980
No. of Stories:                 2
Average Unit Size:              856 SF
Exterior:                       BRICK VENEER
Condition:                      GOOD
Amenities:                      SEE COMMENTS

                                    [PICTURE]

OCCUPANCY / LEASE DATA

Occupancy:                      81%
Rent Premiums:                  NONE
Concessions:                    SEE COMMENTS
Typical Lease Term:             6 TO 12 MONTHS
Utilities incl. in Rent:        TENANT PAYS ELECTRICITY
Tenant Profile:                 N/A
Management Co.:                 FIRST GROUP
Phone No:                       (972)239-5339
Survey Date:                    05/03

RENT SUMMARY

UNIT TYPE               NO.                  SF         RENT         RENT PSF
---------              ----             -------         ----         --------
1 BR, 1 BA              32                  655          575           0.88
1 BR, 1 BA              40                  725          615           0.85
2 BR, 1 BA              24                  890          755           0.85
2 BR, 2 BA              56                 1050          810           0.77
                       ----             -------         ----         --------
TOTALS                 152              130,120         $701         $ 0.82
                       ----             -------         ----         --------

COMMENTS

This property is in generally good overall condition with favorable market appeal. Amenities include one pool, one laundry facility, jaccuzzi, clubhouse, BBQ grills, fireplaces, wahser/dryer connections (in 2 bedroom units only), F.F. refrigerators, dishwashers, diposals, ceiling fans, patios/balconies with unit alarms and vaulted ceilings available in select units. Current concessions include no deposit with good credit, a 5% discount for senior citizens, two months of free rent on 12 month leases and one month of free rent on 6 month leases.

CB [LOGO] RICHARD ELLIS

                           APARTMENT COMPARABLE No. 2

BENT OAKS

Location Data

Location:                 16000 Bent Tree Forest Circle
                          Dallas,TX 75248
County:                   Dallas
Assessor's Parcel No:     N/A
Atlas Ref:                5-S (Dallas)

Physical Data

Type:                     Garden
Number of Units:          200
Year Built:               1979
No. of Stories:           2
Average Unit Size:        926 SF
Exterior:                 Brick Veneer
Condition:                Good
Amenities:                See Comments

                                   [PICTURE]

Occupancy / Lease : Data

Occupancy:                     89%
Rent Premiums:                 Golf Course Views
Concessions:                   See Comments
Typical Lease Term:            6 to 13 Months
Utilities incl. in Rent:       Tenant Pays Electricity
Tenant Profile:                N/A
Management Co.:                Centerstone
Phone No:                      (972)980-8116
Survey Date:                   05/03

Rent Summary

Unit Type              No.         SF        Rent      Rent PSF
---------              ---      -------      ----      --------
1 BR, 1 BA              72          750       695         0.93
1 BR, 1 BA              38          871       802         0.92
2 BR, 1 BA              10          871       812         0.93
2 BR, 2 BA              48         1033       877         0.85
2 BR, 2 BA              32         1247       997         0.80
                       ---      -------      ----        -----
Totals                 200      185,296      $813        $0.88
                       ===      =======      ====        =====

Comments

This property is in generally good overall condition with favorable market appeal. Amenitites include one pool, one laundry facility, water volleyball, basketball court, Jacuzzi, BBQ grills, fitness center, controlled access gates, door-to-door trash pick-up, fireplaces, washer/dryer connections, F.F. refrigerators with icemakers, dishwashers, disposals, ceiling fans, patios/balconies, private alarms with vaulted ceilings in select units. Current concessions include two months of free rent on 10-13 month leases and one month of free rent on 6 month leases. Washers/dryers are available for rent for $35 per month.

[CB RICHARD ELLIS LOGO]

                           APARTMENT COMPARABLE NO. 3

BILTMORE APARTMENTS

Location Data

Location:                  5225 Verde Valley
                           Dallas, TX 75240
County:                    Dallas
Assessor's Parcel  No:     N/A
Atlas Ref:                 14-H (Dallas)

Physical Data

Type:                      Garden
Number of Units:           137
Year Built:                1972
No. of Stories:            2
Average Unit Size:         973 SF
Exterior:                  Masonry Veneer
Condition:                 Average
Amenities:                 See Comments

Rent Summary Unit

                                   [PICTURE]

Occupancy / Lease Data

Occupancy:                 94.2%
Rent Premiums:             None
Concessions:               See Comments
Typical Lease Term:        7 - 12 Months
Utilities incl. in Rent:   N/A
Tenant Profile:            N/A
Management Co.:            Pace Realty Corp.
Phone No:                  (972)233-9969
Survey Date:               05/03

Unit Type                  No.        SF              Rent            Rent PSF
------------------         ---      -------           ----            --------
1 BR, 1.5 Townhome          46          800            600              0.75
1 BR, 1.5 Townhome          48          858            650              0.76
2 BR, 2 BA                   8         1028            825              0.80
2 BR, 1.3 BA                12         1080            775              0.72
3 BR, 2.5 Townhome          23         1483           1100              0.74
                           ---      -------           ----             -----
Totals                     137      133,277           $730             $0.75
                           ===      =======           ====             =====

COMMENTS

Amenities include one pool, one laundry facility, water volleyball, clubhouse with fitness center, controlled access gates, door-to-door trash pick-up, fireplaces (in 1080 SF units only), washer/dryer connections, F.F. refrigerators with icemakers, dishwashers, disposals, built-in microwave ovens, ceiling fans and patios/balconies in select units. Concessions include 1/2 month of free rent on 7 month leases and one month of free rent on 13 month leases. Carport parking is available at $30 per month.

[CB RICHARD ELLIS LOGO]

                           APARTMENT COMPARABLE NO. 4

Fairways Of Bent Tree

Location Data

Location:                  15905 Bent Tree Forest Circle
                           Dallas, TX 75248
County:                    Dallas
Assessor's Parcel No:      N/A
Atlas Ref:                 5-W (Dallas)

Physical Data

Type:                      Garden
Number of Units:           200
Year Built:                1979
No of Stories:             2
Average Unit Size:         1,098 SF
Exterior:                  Brick Veneer
Condition:                 Good
Amenities:                 See Comments

                                   [PICTURE]

Occupancy / Lease Data

Occupancy:                       90.5%
Rent Premiums:                   Golf Course Views
Concessions:                     None
Typical Lease Term:              3 to 12 months
Utilities incl. in Rent:         Tenant Pays Electricity
Tenant Profile:                  N/A
Management Co.:                  Jackson Management
Phone No:                        (972)239-9923
Survey Date:                     05/03

Rent Summary

Unit Type               No.        SF               Rent            Rent PSF
--------------          ---     -------            -----            --------
1 BR, 1 BA               40         833              727              0.87
1 BR, 1 BA Den           32         918              750              0.82
1 BR, 1 BA                6         930              853              0.92
1 BR, 1 BA Den           16         977              790              0.81
2 BR, 2 BA               12        1099              915              0.83
2 BR, 2 BA               36        1169              945              0.81
2 BR, 2 BA               18        1275             1009              0.79
2 BR, 2 BA               20        1421             1125              0.79
2 BR, 2.5 BA             20        1452             1137              0.78
                        ---     -------            -----             -----
Totals                  200     219,590            $ 896             $0.82
                        ===     =======            =====             =====

Comments

This property is in generally good overall condition with favorable market appeal. Amenities include two pools, laundry facility, water volleyball, Jacuzzi, BBQ grills, fireplaces, washer/dryer connections, door-to-door trash pick-up, F.F. refrigerators with icemakers, dishwashers, disposals, patios/balconies, with ceiling fans, hardwood floors, private alarms and vaulted ceilings in select units. Additional amenities include wet bars in 918 SF and 977 SF, 1/1 units. Washers and dryers are available for rent at $35 per month.

[CB RICHARD ELLIS LOGO]

                           APARTMENT COMPARABLE NO. 5

TRAILS ON KNOLL TRAIL

LOCATION DATA

Location:                        15678 Knoll Trail
                                 Dallas, TX 75248
County:                          Dallas
Assessor's Parcel No:            N/A
Atlas Ref:                       4-Z (Dallas)

PHYSICAL DATA

Type:                            Garden
Number of Units:                 114
Year Built:                      1990
No. of Stories:                  2
Average Unit Size:               656 SF
Exterior:                        Brick VENEER
Condition:                       GOOD
Amenities:                       See Comments

                                   [PICTURE]

OCCUPANCY / LEASE DATA

Occupancy:                    90%
Rent Premiums:                None
Concessions:                  See Comments
Typical Lease Term:           7 To 13 Months
Utilities incl, in Rent:      Tenant Pays Electricity
Tenant Profile:               N/A
Management Co.:               Anterra
Phone No:                     (972)387-4240
Survey Date:                  05/03

RENT SUMMARY

Unit Type            No.        SF               Rent             Rent PSF
----------           ---      ------             ----             --------
Efficiency            3          464              495               1.07
1 BR, 1 BA           12          484              525               1.08
1 BR, 1 BA           46          626              605               0.97
1 BR, 1 BA           30          675              625               0.93
1 BR, 1 BA           12          736              650               0.88
1 BR, 1 BA            5          847              740               0.87
2 BR, 2 BA            6          917              800               0.87
                     ---      ------             ----              -----
 Totals              114      74,815             $620              $0.94
                     ===      ======             ====              =====

Comment

This property is in generally good overall condition with favorable market appeal. Amenities include one pool, water volleyball, controlled access gates, washer/dryer connections, F.F. refrigerators with icemakers, dishwashers, disposals, built-in microwave ovens, ceiling fans, patios/balconies and private alarms. Concessions include two months of free rent on 13 month leases prorated over the term of the lease.

[CB RICHARD ELLIS LOGO]

Covington Pointe Apartments                                           ADDENDUM E

                                   ADDENDUM E

                                LEGAL DESCRIPTION

                                                                        Site #22
                                                                Covington Pointe

                                    EXHIBIT A

Description of a 7.9884 acre tract of land situated in the Robert Wilburn Survey, Abstract No. 1580, being Lot 6, of City Block 8707, City of Dallas, Dallas County, Texas; said tract being all of 5330 BENT TREE FOREST DRIVE, an addition to the City of Dallas, Texas, according to the plat thereof recorded in Volume 81241, Page 1414, Map Records, Dallas County, Texas, and Certificate of Correction (Act of Correction) recorded in Volume 82225, Page 1682, Deed Records, Dallas County, Texas, and being more particularly described as follows:

BEGINNING, at a P. K. nail found for the northeast corner of said 7.9884 acre tract; said point being also the southeast corner of The Greens No. 2, an addition to the City of Dallas, Texas according to the plat thereof recorded in Map Records, Dallas County, Texas; said point being also on the west line of Lot 3 of Bent Tree Forest Addition, an addition to the City of Addison, Texas, according to the plat thereof recorded in Volume 75072, Page 1583, Map Records, Dallas County, Texas;

THENCE, South 01' 05' 23" East, with the west line of said Lot 3, a distance of
557.94 feet to a 1/2-inch iron rod found for the southeast corner of said 7.9884 acre tract and the southwest corner of said Lot 3; said point being also on the north right-of-way line of the St.. Louis and Southwestern Railroad (100 feet wide);

THENCE. South 65' 44' 30" West, with the said north right-of-way line, a distance of 242.22 feet to a 5/8-inch iron rod with "Gonzalez & Schneeberg" cap set for the most southerly corner of said 7.9884 acre tract: said point being also the most easterly corner of a 4.5147 acre tract conveyed to Prestonwood Parkway Corporation by deed recorded in Deed Records, Dallas County, Texas:

THENCE, with the north line of said 4.5147 acre tract the following:

      North 49' 22' 55" West, a distance of 8.28 feet to a 5/8-inch iron rod with "Gonzalez & Schneeberg" cap set for an angle point;

      North 70' 16' 02" West, a distance of 428.28 feet to a point for corner (unable to set, under water);

      South 69' 15' 22" West, a distance of 5.32 feet to a point for the most westerly southwest corner (unable to set, under water) of said 7.9884 acre tract; said point being also the southeast corner of The Trails II, an addition to the City of Dallas, Texas according to the plat thereof recorded in Volume 91250, Page 1601, Map Records. Dallas County, Texas;

THENCE. North 00' 53' 30" West, with the east line of The Trails II, a distance of 386.81 feet to a 1/2-inch iron rod found for the most westerly northwest corner of said 7.9884 acre tract; said point being the most easterly northeast corner of The Trails II; said point being on the south right-of-way line of Bent Tree Forest Drive; said point being also on a curve to the left whose center bears North 00' 53' 30" West 50.00 feet;

Covington Pointe Apartments                                           ADDENDUM F

                                   ADDENDUM F

                               AERIAL PHOTOGRAPH

                                [ARIAL PICTURE]

Covington Pointe Apartments                                           ADDENDUM G

                                   ADDENDUM G

                               ENGAGEMENT LETTER

                                                        [KEYCORP LOGO]

                                                     KEYCORP
                                                     Real Estate Capital Markets
                                                     127 Public Square
May 5, 2003                                          Cleveland, OH 44114-1306

Stephen DuPlantis
CB Richard Ellis, Inc.
2500 West Loop South, Suite 200
Houston, TX 77027

RE:   APPRAISAL REPORT - FNMA DUS SELLER/SERVICER

      PROJECT NAME:       Covington Point Apts
      PROJECT LOCATION:   5330 Bent Tree Forest Drive
                          Dallas, TX
      NUMBER OF UNITS:    180

Dear Mr. DuPlantis:

KeyCorp Real Estate Capital Markets, Inc. ("KRECM") is processing a loan application for the referenced project, pursuant to Federal National Mortgage Association's ("Fannie Mae") DUS program.

Because this loan will be processed by KRECM in accordance with Fannie Mae requirements, we will incorporate by reference all applicable Fannie Mae appraisal instructions. If you agree to provide us with the necessary appraisal of this property, these guidelines (i.e. Fannie Mae Delegated Underwriting and Servicing Guide, Part III, Chapter 5) are required to be followed. For additional details on these guidelines and the appraisal process, please refer to the attached copy of Key Supplemental Requirements For Fannie Mae DUS Appraisals. PLEASE NOTE THAT KRECM's GUIDELINES FOR THIS TRANSACTION DIFFER FROM THE ATTACHED "SUPPLEMENTAL REQUIREMENTS" DOCUMENT AS FOLLOWS:

   - ADDRESSEE: The report must be addressed to KeyCorp Real Estate Capital Markets, Inc. (KRECM) and specifically addressed to the KRECM Fannie Mae Underwriter (TBD, KeyBank Real Estate Capital, 127 Public Square, 8th Floor, Cleveland, OH 44114).

   - NUMBER OF REPORT COPIES: One (1) unbound draft copy of the appraisal report must be received by the close of business on the agreed upon delivery date indicated herein. If the report is not delivered on the agreed delivery date, there will be a $100 per business day reduction in the appraisal fee. The copy is to be mailed to the Fannie Mae underwriter.

      Once KRECM has reviewed the appraisal and furnished the appraiser with any comments or modifications to the report, the appraiser is required to provide three (3) bound originals plus on (1) unbound original to KRECM within three (3) business days of receipt of such information. Additionally, KRECM must be provided with a final electronic version, with an approximate file size of 8 mb. This electronic version must include all photographs and attachments and must be no larger than approximately 8 mb. Please see the attached

      "Guidance to Evaluators" for instructions in complying with this approximate file size requirement.

   - VALUES NEEDED: The only value required is the "Existing Property As-Is" Value. The appraiser must always provide an as-is value for the property, which specifically assumes that the required repairs or improvements have been completed. The appraiser should check with KRECM's Fannie Mae Underwriter to determine if this additional value estimate is needed. The final value conclusion must discuss any pending sale or any sale within the last three years and all such sales or contracts must be reconciled with the appraiser's final value conclusion.

      YOUR REPORT SHOULD NOT INCLUDE ANY OF THE OTHER VALUES AS REQUIRED BY KRETS SUPPLEMENTAL REQUIREMENTS (I.E. THOSE AS DETAILED UNDER EITHER "PROPOSED PROPERTIES" OR "PROPERTIES TO BE REHABILITATED"; HOWEVER, IF THE PROJECT IS SUBJECT TO A GROUND LEASE, THE LEASEHOLD AND FEE SIMPLE VALUES AS WELL AS A COPY OF FANNIE MAE FORM 461 MUST BE INCLUDED).

   - GENERAL REPORT REQUIREMENTS: All communications and any required forms, rent rolls, operating statements, etc. that the appraiser requires should be directed to/obtained from the KRECM Fannie Mae Underwriter, not KRETS.

   - INCOME CAPITALIZATION REPORT REQUIREMENTS: There is to be no use of the Discounted Cash Flow analysis in the valuation. MARKET RENTS MAY NOT BE TRENDED.

PURPOSE OF APPRAISAL: The purpose of your appraisal will be to establish the market value of the property. Market value is defined as the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition, is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what he considers his own best interest; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions* granted by anyone associated with the sale.

*Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession but the dollar amount of any adjustment should approximate the market's reaction to the financing or concessions based on the appraiser's judgment.

PROPERTY INSPECTION AND IMPROVEMENTS: You are to inspect a representative number of units at the subject property including each unit plan, models and vacant units in order to be able to accurately assess the general quality and condition of the buildings and units. If you find that the owner's rent roll, vacancies, or marketing practices are not in keeping with generally accepted standards or market conditions, please advise us of this situation.

The properly may be benefited as a consequence of the proposed financing, by (a) the funding of an escrow account for replacement reserves, and (b) immediate repair work funded with loan proceeds. KRECM has contracted with an environmental engineer who will make a thorough inspection of the property and identify potential environmental hazards.

Also, the sales comparables used in the market approach need to have been closed no more than 2 years prior to the date of your appraisal. The market approach to value needs to consider the Effective or Gross Income Multiplier approach as well as at least one of either the per unit, per square foot of per room approaches.

Fannie Mae has program requirements specific to the number of college or university students and military personnel that can reside at any one property or comprises the tenant base for that property's submarket. Therefore, the detail on these issues, if any, is required in the appraisal report. Please discuss these facilities, their history, their effect on employment, as well as the current status and future plans for any expansion. Further, your opinion on the overall impact any of these institutions have on the local market is expected. Please attempt to confirm the number of tenants at the subject and all comparable properties affiliated with either colleges, universities or the military. If applicable, a separate section devoted to this topic is recommended. Should you determine that military employment accounts for over 20% of the local employment base or 20% of the units at the subject property are occupied by persons serving in or employed by the military or students comprise over 20% of the occupancy of the subject property or its submarket, please advise us immediately.

QUALIFICATIONS AND AGREEMENTS: Appraiser (listed as the addressee) covenants that he/she has a minimum of five (5) years of appraisal experience specific to multifamily properties. The Appraiser (listed as the addressee) must be an MAI, must physically inspect the property and comparables, and must be the one to complete and sign the appraisal reports. Non-state-licensed individuals may assist the Appraiser and their involvement must be detailed in the report. Appraiser also covenants that in performing theses services he/she shall comply with all federal, state, and local statutes, rules and regulations including but not limited to zoning, environment, fire, safety and health matter.

Appraiser represents that he/she and, where appropriate, each and every employee of the Appraiser, has the capability, experience, means and appropriate licenses and permits required to perform the services contemplated by this agreement. Appraiser represents that he/she is aware of, and in full compliance with the laws of the state where the property is located for the licensing and certification of real estate appraisers. Appraiser must provide evidence to KRECM to document that Appraiser is licensed or certified as appropriate under applicable state law. This can be accomplished by noting the Appraiser's license or certification number on the appraisal report or by providing a copy of the appropriate license or certification to KRECM.

COMMUNICATIONS: YOU ARE TO STRICTLY LIMIT YOUR COMMUNICATIONS TO ONLY KRECM IN YOUR COMPLETING THIS ENGAGEMENT. BY YOUR ACCEPTANCE OF THIS ENGAGEMENT, YOU ACKNOWLEDGE AND AGREE TO MAINTAIN STRICT CONFIDENTIALITY OF ALL INFORMATION AND FINDINGS WITH RESPECT TO THIS ENGAGEMENT AND AGREE TO DIRECT ALL QUESTIONS AND INQUIRIES REGARDING THIS ENGAGEMENT, FROM PARTIES OTHER THAN KRECM, TO KRECM. KRECM MAY, UNDER THE TERMS OF THIS AGREEMENT, UTILIZE YOUR EXPERTISE IN RESPONDING TO SUCH QUESTIONS AND INQUIRIES.

ACCEPTANCE AND TERMS: Time is of the essence in the processing of the mortgage application and we ask that your appraisal be completed no later than May 26, 2003. In order to complete this appraisal, KRECM is providing the additional documents below listed. If you need any additional information, please contact KRECM and we will make our best effort to provide this information to you.

In addition to the completion date noted above, both the sales and rental comparables to be used in determining appraised value are to be delivered to KRECM within 10 business days after this application is signed. Furthermore, as each section of the appraisal report is completed, it is to be electronically forwarded to KRECM's underwriter via email at (TBD@keybank.com).

Upon completion and our acceptance of your appraisal report and the requisite attachments (four originals as well as an electronic final version, including all attachments and photographs which must be approximately 8 mb in size, including all attachments), in accordance with the guidelines provided herein, you will be paid a fee of $4,500 as compensation in full for your services on this assignment if the appraisal is completed by May 26, 2003. If the draft report is not received by close of business on May 26, 2003, there will be a $100.00 per day reduction in the $4,500 total fee until the report is received. Additionally, once KRECM has furnished you with any final modifications to your draft, you will be required to provide final reports (three bound originals and one unbound original, as well as a final electronic version including all attachments and photographs with an approximate file size of 8 mb) to KRECM within 3 business days of receipt of such information. Please see the attached "Guidance to Evaluators" for instructions in complying with this approximate size requirement.

Your contract fee should provide for possible post review changes, modification, deletions or additions to the appraisal report by either KRECM or Fannie Mae as may be needed. This contract also serves as your release allowing KRECM to provide its assigns and Borrower with copies of your original report should they be needed. Your appraisal is to be addressed to KRECM.

Any changes or modifications to this contract must be in writing and mutually accepted by both parties. If the scope and terms of this letter are satisfactory to you and you accept this assignment, please execute this letter in the space provided below and return the duplicate original to KRECM.

If you should have any questions regarding this assignment, please contact the Processor or Underwriter. The Processor on this loan is Lisa Walsh at 216-689-0959 and the Underwriter is TBD

Sincerely,
KEYCORP REAL ESTATE CAPITAL MARKETS, INC.

/s/ Lisa M. Walsh

Lisa M. Walsh
Loan Processor

ACKNOWLEDGED, ACCEPTED AND AGREED.

By: /s/ Stephen DuPlantis                         5/8/03
    ----------------------------------            --------------
    Stephen DuPlantis                             Date

Covington Pointe Apartments                                           ADDENDUM H

                                   ADDENDUM H

                    KRECM SUUPLEMENTAL APPRAISAL INFORMATION

                    KRECM SUPPLEMENTAL APPRAISAL INFORMATION

PROPERTY IDENTIFICATION

Property Name:         COVINGTON POINTE              Census Tract Number: 136.12
Address:               5330 BENT TREE FOREST DRIVE
City/County:           DALLAS, DALLAS COUNTY
State/Zip Code:        TEXAS, 75248
Gross Building Area:   190,901 Sq. Ft.
Net Rentable Area:     187,158 Sq. Ft.

NEIGHBORHOOD AND MARKETING AREA

Present Land Use:                     Item:               Distance From Subject
-----------------                     -----               ---------------------
Vacant Land:            5%     Public Transportation:     LESS THAN ONE MILE
Single Family:         50%     Employment Centers:        ONE MILE
Condominiums:           5%     Shopping Facilities:       THREE MILES
Apartments:            25%     Schools:                   ONE TO THREE MILES
Commercial:            15%     Highway Access:            ONE MILE
Industrial:             0%
Agricultural:           0%
                      ---
                      100%

SITE

    Item:             Yes      No
    -----             ---      --
Public Water          [x]     [ ]
Private Well          [ ]     [x]
Public Sewer          [x]     [ ]
Septic Tank           [ ]     [x]
Storm Sewer           [x]     [ ]
Electricity           [x]     [ ]
Gas                   [x]     [ ]
Cable TV              [x]     [ ]

        Adjoining Uses (Zoning If Vacant):

North:           N/A
South:           N/A
East:            N/A
West:            N/A

SUBJECT'S RENT SCHEDULE

# of Units        Unit Type        Occupancy        Scheduled Rent        Economic Rent
----------        ---------        ---------        --------------        -------------
    45               1/1               96%              $  659                $ 659
    69               1/1               99%              $  739                $ 739
    66               2/2             92.8%              $  879                $ 879
                                         %              $                     $
                                         %              $                     $
                                         %              $                     $
                                         %              $                     $
                                         %              $                     $
                                         %              $                     $
                                         %              $                     $
                                      100%

Monthly Total              $     138,660        $     138,660
Annualized                 $   1,663,920        $   1,663,920

KRECM Supplemental Appraisal Information                             page 1 of 1

Covington Pointe Apartments                                           ADDENDUM I

                                   ADDENDUM I

        FNMA FORM 1050 - APPRAISAL REPORT - RESIDENTIAL INCOME PROPERTY

Covington Pointe Apartments                                           ADDENDUM I

                          ADDENDUM TO APPRAISAL REPORT

                              FANNIE MAE FORM 1050

This Addendum replaces the instructions to the appraiser currently printed on the Fannie Mae Form 1050.

Instructions to Appraiser: The purpose of this Appraisal is to estimate the current Market Value of the Subject Property. The Definition of Market Value is the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what he considers his own best interest; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions* granted by anyone associated with the sale.

*Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession but the dollar amount of any adjustment should approximate the market's reaction to the financing or concessions based on the appraiser's judgment.

The undersigned hereby certifies that this Appraisal is based upon the definition of Market Value as set forth above and that Market Value for this Appraisal is also constrained by specific requirements of the Fannie Mae DUS product line as set forth in Part III, Chapter 5 of the DUS Guide which includes requirements regarding minimum vacancy rates, replacement reserves, and special limitations on commercial and other income which my differ from market standards.

Covington Pointe Apartments                                           ADDENDUM I

ADDRESS OF PROPERTY APPRAISED: Covington Pointe, 5330 Bent Tree Forest Drive, Dallas, Dallas County, Texas

APPRAISER:                             SUPERVISORY APPRAISER (ONLY IF REQUIRED):

/s/ Tony Lenamon                       /s/ Julius Blatt
-------------------------------------  -----------------------------------------
Name: Tony Lenamon                     Name: Julius Blatt, MAI

Date Signed: 6/18/03                   Date Signed: 6/18/03

State Certification No.: TX-1325127-G  State Certification No.: TX-1320703-G

or State License No.: Same             or State License No.: Same

State: Texas                           State: Texas

Expiration Date of Certification or    Expiration Date of Certification or
  License: 8/31/2004                     License: 5/31/2005

                                       [ ] DID [X] Did not inspect the Property

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Covington Pointe Apartments                                           ADDENDUM J

                                   ADDENDUM J

                                 QUALIFICATIONS

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                                QUALIFICATIONS OF

                                 TONY W. LENAMON
                           SENIOR REAL ESTATE ANALYST

                             CB RICHARD ELLIS, INC.
                         VALUATION & ADVISORY SERVICES
                          5430 LBJ Freeway, Suite 1100
                               Dallas, Texas 75240
                                  972.458.4906

                                FORMAL EDUCATION

University of Texas at Arlington - B.B.A. dual degree: Finance/Real Estate

                              CONTINUING EDUCATION

Extensive Appraisal Institute classroom work, including all of the educational classes required for the MAI designation.

Extensive continuing education classroom work at Deloitte & Touche, including D&T Management 1-8, various process improvement, site selection, real estate technology, etc. totaling over 600 classroom hours

Extensive seminar attendance

                            PROFESSIONAL AFFILIATIONS

Member - Texas Real Estate Council

Member - NACORE (National Assocation of Corporate Real Estate Executives)

Frequent lecturer, recently as dean of instruction at "Real Estate Accounting for Non-Accountants", hosted by ICSC (International Council of Shopping Centers)

Featured lecturer at "Rio Grande Valley Economic Development Summit" 2000

                                   EXPERIENCE

Seventeen years of commercial real estate appraisal and consulting experience

2002 - Present    CB Richard Ellis, Inc.                  Dallas, Texas
                  Senior Real Estate Analyst

1995 - 2002       Deloitte & Touche LLP                   Dallas, Texas
                  Senior Manager

1985 - 1995       Commercial real estate appraiser        North Texas

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                                QUALIFICATIONS OF

                              JULIUS M. BLATT, MAI
                        MANAGING DIRECTOR/VICE PRESIDENT
                             CB Richard Ellis, Inc.
                               Appraisal Services
                               One Lincoln Centre
                          5400 LBJ Freeway, Suite 1100
                            Dallas, Texas 75240-6249
                                  (972)458-4919

                                   EDUCATIONAL

University of Georgia, Athens, Georgia
Degree (MBA - Real Estate), 1980
State University of New York at Buffalo, Buffalo, New York
Degree (BS - Business Administration/Marketing) 1978

               CONTINUING EDUCATION-CLASSES AND SELECTED SEMINARS

Appraisal Institute
       USPAP Standards of Professional Practice 2003
       Analyzing Operating Expenses 2003
       Apartment Market Trends 2003
       Texas Economics and Demographics Trends Studies 2003
       Internet Strategies for Appraisers 2001
       Real Estate Fraud: The Appraisers Responsibilities and Liabilities 2001 Appraising Manufactured Housing 2001
       Condemnation Appraisal-Basic Principles and Applications, 1999 Condemnation Appraisal-Advanced Topics and Applications, 1999

                              LICENSE/CERTIFICATION

Certified Real Estate Appraiser: State of Texas (No. TX-1320703-G)

                                  PROFESSIONAL
                               APPRAISAL INSTITUTE

Member (MAI), Certificate No. 8416

                               OTHER AFFILIATIONS

Member Dallas Landmark Commission (1992-1994)
Member Ice Skating Institute (Trade Association of Ice Rink Owners and
Operators)

                                    ARTICLES

"Appraising the Multiplex Movie Theater," The Appraisal Journal (October, 1988) Reprinted by Urban Land Institute InfoPacket No. 316-Cinemas and Movie Complexes (December, 1996)
"Where?: Location Analysis for Movie Theaters," 1989 Encyclopedia of Exhibition, National Association of Theater Owners.

                              EMPLOYMENT EXPERIENCE

Over Twenty-two years of Real Estate Appraisal and Consulting experience throughout the United States.

1980-1983          Hammer, Siler, George Associates, Silver Spring, Maryland
                   Associate

1983-1985          BATUS Retail Group, New York, New York
                   Area Research Project Manager

1985-1989          Chase Manhattan Bank, NA/Chase National Corporate Services,
                   Dallas, Texas Second Vice President, Real Estate Appraiser

1989-1995          Kosowsky Blatt and Associates, Inc., Dallas, Texas
                   Founding Principal, Real Estate Appraiser

1995-Present       CB Commercial/CB Richard Ellis Appraisal Services, Dallas,
                   Texas Managing Director/Vice President